Exhibit 10.1

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it (i) is not material and (ii) would be competitively harmful to the company if publicly disclosed.

SUBLEASE

THIS SUBLEASE (“Sublease”) is made this 27th day of October, 2020 (the “Effective Date”) by and between LARIMAR THERAPEUTICS, INC., a Delaware corporation (“Sublandlord”), and MASSACHUSETTS MUNICIPAL ASSOCIATION, INC., a Massachusetts nonprofit corporation (“Subtenant”).

RECITALS

WHEREAS, Shigo Center Plaza Owner, LLC, as “Landlord” (“Prime Landlord”), and Zafgen Inc., predecessor to Sublandlord, as “Tenant” entered into a certain Office Lease Agreement dated February 12, 2019 (the “Prime Lease”), for approximately 17,705 rentable square feet located within a portion of the sixth (6th) floor of the building commonly known as CP3 (the “Premises”), the Premises being located within one (1) of three (3)interconnected buildings comprising the building commonly known and numbered as 1-3 Center Plaza, Boston Massachusetts, located on a parcel of land as further described in the Prime Lease (the “Land”), (the Building and the Land, collectively, the “Property”); and

WHEREAS, a true, correct and complete copy of the Prime Lease is attached to and made a part of this Sublease as Exhibit A; and

WHEREAS, Sublandlord has agreed to sublet the entire Premises (the “Subleased Premises”) to Subtenant and Subtenant has agreed to sublet the Subleased Premises from Sublandlord, all upon the terms and subject to the conditions set forth in this Sublease.

TERMS

NOW, THEREFORE, in consideration of the rents in this Sublease provided and of the covenants and agreements in this Sublease contained, and intending to be legally bound hereby, Sublandlord and Subtenant hereby covenant and agree as follows:

1. Capitalized Terms; Incorporation of Recitals. Each capitalized term used but not defined in this Sublease shall have meaning ascribed to such term in the Prime Lease. The foregoing Recitals are incorporated by this reference in this Sublease as if fully set forth in this Sublease.

2. Demise.

a. Subject to all of the provisions of this Sublease, Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Subleased Premises. Subtenant shall use the Subleased Premises for general office use and no other purpose.Subtenant acknowledges and agrees possession of the Subleased Premises shall be tendered to Subtenant on the Commencement Date (as defined in Section 3).

b. Sublandlord and Subtenant agree that, effective as of the Commencement Date, ownership of the furniture, fixtures and equipment owned by Sublandlord located in or serving the Subleased Premises and described on the inventory list attached to an made a part of this Sublease as Exhibit B (the “Equipment”) shall be transferred to Subtenant and shall become the property of Subtenant for the price of $1.00. The Equipment shall be delivered to Subtenant in its “AS IS”, “WHERE IS” condition, without any warranty or representation whatsoever. Subtenant shall be obligated to repair and maintain the Equipment in good condition, ordinary wear and tear excepted. Upon expiration or termination of the Term, Subtenant shall be responsible for the removal of all Equipment, per the terms of the Prime Lease and for the removal of any additional phone/data cabling installed by Subtenant. Upon the occurrence of an Event of Default by Subtenant that results in a termination of this Sublease, ownership of all Equipment shall revert automatically and without charge to Sublandlord and Subtenant shall deliver any documentation for confirmation of such reversion requested by Sublandlord and such obligation shall survive the expiration or termination hereof. Subtenant shall not be permitted to remove any Equipment from the Premises prior to the expiration of the Sublease without the consent of Sublandlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any violation of this Section 2(b) shall be an Event of Default.

3. Term of Sublease. The term of this Sublease (the “Term”) shall commence on the first business day following the date the Consent (as hereinafter defined) is obtained (the “Commencement Date”). The Term shall continue until 11:59 p.m., eastern standard time, on October 30, 2029 (the “Expiration Date”). Under no circumstances shall the Term extend beyond the expiration, surrender or termination of the Prime Lease, whether the Prime Lease expires by its own terms, is terminated for Sublandlord’s default, is terminated or surrendered by agreement of Prime Landlord and Sublandlord, or is terminated for any other reason.

4. Rent.

a. Subtenant covenants and agrees to pay rent (“Base Rent”) to Sublandlord, at the notice address set forth in Section 10, below, or at such other place as may be designated by Sublandlord from time to time, without any demand, notice, set-off, abatement or deduction except as otherwise expressly set forth in this Sublease, commencing as of April 1, 2021 (the “Rent Commencement Date”), and continuing thereafter throughout the Term, in equal monthly installments as follows:

Period	Rentable Square Feet	Rate Per Rentable Square Foot	Annual Base Rent	Monthly Installment of Base Rent
4/1/21 – 3/31/22	17,705	$48.00	$849,840.00	$70,820.00
4/1/22 – 3/31/23	17,705	$49.00	$867,545.00	$72,295.42
4/1/23 – 3/31/24	17,705	$50.00	$885,250.00	$73,770.83
4/1/24 – 3/31/25	17,705	$51.00	$902,955.00	$75,246.25
4/1/25 – 3/31/26	17,705	$52.00	$920,660.00	$76,721.67

4/1/26 – 3/31/27	17,705	$53.00	$938,365.00	$78,197.08
4/1/27 – 3/31/28	17,705	$54.00	$956,070.00	$79,672.50
4/1/28 – 3/31/29	17,705	$55.00	$973,775.00	$81,147.92
4/1/29 –10/30/29	17,705	$56.00	$991,480.00	$82,623.33

b. The first monthly installment of Base Rent under this Sublease is due and payable upon execution of this Sublease and Base Rent for each ensuing month during the Term being due and payable to Sublandlord not later than the 25th day of the preceding calendar month. If the Commencement Date is other than the first day of a month or the Expiration Date is other than the last day of a month, the Base Rent for each such month shall be prorated.

c. Commencing on July 1, 2021, Subtenant covenants and agrees to pay to Sublandlord Taxes in monthly installments based upon Prime Landlord’s estimates for same, in the fashion provided above in Section 4(b) for the payment of Base Rent, and set forth in more detail in Section 6 of the Prime Lease, provided, however, that the following term used in Sections 1 and 6.2(1) of the Prime Lease shall have the following meaning: “Base Tax Year” shall mean the fiscal year starting on July 1, 2020 and ending on June 30, 2021.

d. Commencing on January 1, 2022, Subtenant covenants and agrees to pay to Sublandlord Operating Expenses in monthly installments based upon Prime Landlord’s estimates for same, in the fashion provided above in Section 4(b) for the payment of Base Rent, and set forth in more detail in Section 6 of the Prime Lease, provided, however, that the following term used in Sections 1 and 6.3(1) of the Prime Lease shall have the following meaning: “Base Expense Year” shall mean the calendar year starting on January 1, 2021 and ending on December 30, 2021.

e. All costs and expenses that Subtenant assumes or agrees to pay pursuant to this Sublease other than Base Rent shall be deemed “Additional Rent.” All Additional Rent shall be paid without any abatement, deductions or setoffs whatsoever unless expressly provided to the contrary in this Sublease. “Rent” shall mean Base Rent and Additional Rent.

f. If Sublandlord shall be obligated to pay any other sums or charges pursuant to the Prime Lease as a result of (i) requests by or use by Subtenant of services, including for afterhours or other extra services requested by Subtenant, (ii) violations of the Prime Lease or this Sublease by Subtenant, or (iii) Subtenant’s particular manner of use and occupancy of the Subleased Premises, then Subtenant shall be liable for all such sums and charges as Additional Rent under this Sublease and such sums shall be due and payable by Subtenant to Sublandlord within thirty (30) days after written demand.

5. Possession Prior to Rent Commencement Date. On and after the Commencement Date, Subtenant shall have the right to occupy the Premises. Such access and occupancy shall be at the sole risk of Subtenant and without liability to Prime Landlord or Sublandlord, and subject to all of the terms, covenants and conditions of the Prime Lease and this Sublease (including the insurance and indemnification provisions of the Prime Lease), except that Subtenant shall not be required to pay Base Rent, or charges on account of Taxes or Operating Expenses, with respect to the period of time prior to the Rent Commencement Date, provided, however, Subtenant shall be responsible for the costs of all utilities commencing on March 1, 2021.

6. Incorporation of Terms of Prime Lease.

a. As required by Section 17.6 of the Prime Lease, Sublandlord and Subtenant agree that: (i) this Sublease is subject and subordinate to the Prime Lease, (ii) Prime Landlord may enforce the provisions of this Sublease, including collection of rents, and (iii) in the event of termination of the Prime Lease or reentry or repossession of the Premises by Prime Landlord, Prime Landlord may, at its sole discretion and option, take over all of the right, title and interest of Sublandlord, as sublessor, under this Sublease, and in such event Subtenant shall, at Prime Landlord’s option, attorn to Prime Landlord, but nevertheless Prime Landlord shall not (a)be liable for any previous act or omission of Sublandlord under this Sublease, (b) be subject to any defense or offset previously accrued in favor of Subtenant against Sublandlord, or (c) be bound by any previous modification of this Sublease made without Prime Landlord’s written consent or by any previous prepayment of more than one month’s rent. Except as provided in Sections 6(b) and 8 of this Sublease, all the terms, covenants and conditions of the Prime Lease are by this reference incorporated in this Sublease and made a part of this Sublease with the same force and effect as if fully set forth in this Sublease; provided, however, that for purposes of such incorporation, (i) the terms “lease” or “Lease” as used in the Prime Lease shall refer to this Sublease, (ii) the term “Landlord” as used in the Prime Lease shall refer to Sublandlord (except as otherwise set forth in this Sublease), (iii) the term “Tenant” as used in the Prime Lease shall refer to Subtenant, (iv) the terms “Premises” as used in the Prime Lease shall refer to the Subleased Premises, (v) the term “Rent”shall refer to Rent, and (vi) the terms “additional rent” and “Additional Rent” shall refer to Additional Rent. In the event of any inconsistency between the provisions of this Sublease and the provisions of the Prime Lease, as incorporated in this Sublease, the provisions of this Sublease shall control.

b. The following sections of the Prime Lease are not incorporated in this Sublease except to the extent that any provisions set forth in the Prime Lease are referred to in this Sublease: Section 1 (to the extent related to the Commencement Date, Term of the Prime Lease, Expiration Date, Rent Commencement Date, Base Rent, Base Tax Year, Base Expense Year, Letter of Credit Amount and Broker), Section 3, Section 6.1(1), Section 6.3(4) (other than first sentence), Section 12.6, Section 14 (only to the extent of any inconsistency with this Sublease), Section 18.2 (except as set forth in Section 12 of this Sublease), Section 19.1, Section 24.3 (last sentence), Section 26, Section 29 (except as otherwise set forth in Section 10 below), Section 40, Section 50, Section 56, Section 59 and Exhibit C. In the event Sublandlord exercises its audit right pursuant to Section 6.3(4) of the Prime Lease with respect to any portion of the Term, to the extent permitted under the Prime Lease Sublandlord shall provide Subtenant with any documentation Sublandlord receives during such audit with respect to amounts owed by Subtenant under this Sublease. Further, in the event that Subtenant desires to audit Prime Landlord’s books related to any Operating Expense statement for which Subtenant is liable under this Sublease, Sublandlord shall, at Subtenant’s expense, reasonably cooperate with Subtenant to allow Subtenant to undertake such audit to the extent permitted by the Prime Lease and Prime Landlord.

7. Subject to the Prime Lease.

a. This Sublease is and shall be subject and subordinate in all respects to the Prime Lease and to all of its terms, covenants and conditions (as modified by Section 6(b) above). Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Prime Lease, or which would constitute a violation or default under the Prime Lease, and Subtenant shall indemnify Sublandlord and hold it harmless from and against any such act, omission, violation or default.

b. In all provisions of the Prime Lease requiring the approval or consent of the “Landlord”, Subtenant shall be required to obtain the approval or consent of both Prime Landlord and Sublandlord. In no event shall Subtenant make a direct request for consent to the Prime Landlord without Sublandlord’s prior written consent to do so.

c. Sublandlord shall comply with all of the terms and provisions of the Prime Lease in full force and effect during the Term; however, Sublandlord shall have no liability to Subtenant with respect to any failure on Sublandlord’s part to comply with or to preserve the Prime Lease to the extent that any such failure shall be attributable to or shall result from any breach by Subtenant of this Sublease. Subtenant agrees to timely perform for the benefit of Sublandlord all of Sublandlord’s and Subtenant’s obligations under the Prime Lease except as otherwise expressly provided in this Sublease.

d. Sublandlord hereby represents that (a) to its knowledge, a true, accurate and complete copy of the Prime Lease is attached hereto as Exhibit A, (b) Sublandlord is the holder of the tenant’s interest under the Prime Lease, (c) as of the date hereof, Sublandlord has not actually received any written notice of any default under the Prime Lease that has not been resolved, and (d) as of the date hereof, the Prime Lease is in full force and effect. Sublandlord hereby covenants that (i) from and after the Effective Date, Sublandlord will not do, fail to do, or permit its employees or agents to do anything that is a default under the Prime Lease (unless due to Subtenant’s failure to comply with its obligations under this Sublease), and (ii) Sublandlord shall not materially amend or modify or terminate the Prime Lease in any manner that would adversely affect Subtenant’s rights hereunder, except pursuant to any express termination right of Sublandlord set forth in the Prime Lease. Sublandlord hereby agrees to indemnify, defend and hold Subtenant harmless from and against any and all loss, cost, damage and expense (including without limitation reasonable attorneys’ fees and costs) arising from any breach or default on the part of Sublandlord under the Prime Lease, except to the extent caused by Subtenant, its agents, employees or contractors.

e. This Section 7 shall survive the expiration of the Term or earlier termination of this Sublease.

8. Prime Landlord’s Obligations. Sublandlord: (a) shall have no obligation to perform any of the terms, covenants and conditions contained in the Prime Lease to be performed by the Prime Landlord, nor shall Sublandlord have any obligation to provide any or all of the services, utilities, insurance, work, alterations, repairs or maintenance to be provided by Prime Landlord under the Prime Lease; and (b) shall in no way be liable to Subtenant for any failure of Prime Landlord to provide such services, utilities, insurance, work, alterations, repairs or maintenance. However, if Prime Landlord fails to provide any services, utilities, insurance, work, alterations, repairs or maintenance required under the Prime Lease, Sublandlord shall upon the request of Subtenant, give Prime Landlord notice of such failure. Thereafter, Sublandlord shall cooperate with Subtenant (at Subtenant’s sole expense) in attempting to cause Prime Landlord to provide or perform such service or obligation, but Sublandlord shall have no further obligation to Subtenant in connection therewith. Any condition resulting from such default or delay by Prime Landlord shall not constitute an eviction, actual or constructive, of Subtenant. No such default or delay shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease or shall entitle Subtenant to terminate this Sublease or to any reduction in or abatement of the Base Rent, any Additional Rent, or any other charges provided for in the Prime Lease or this Sublease, provided however that if Sublandlord receives any rent abatement under Section 11.2 of the Prime Lease then Subtenant shall receive a corresponding abatement under this Sublease.

9. Indemnity and Insurance.

a. Except to the extent caused by Sublandlord, its employees, agents or contractors, Subtenant shall protect, indemnify and save and hold Sublandlord harmless from and against all losses, costs, expenses, damages and liabilities (including, without limitation, reasonable counsel fees and disbursements) of every kind and nature whatsoever, incurred by Sublandlord by reason of or arising out of (i) any accident, death, injury or damage which shall happen in, on, about or in connection with the Subleased Premises or any part thereof, or any matter involving the condition, occupancy, maintenance, alteration, repair, use, or operation of the Subleased Premises or any part thereof, (ii) any act or failure to act by Subtenant to perform or observe any of the agreements, terms, covenants or conditions of the Prime Lease or this Sublease on Subtenant’s part to be performed or observed, or (iii) any failure by Subtenant to vacate the Subleased Premises and surrender the Subleased Premises in the condition required under this Sublease on or before the expiration of the Term or earlier termination of this Sublease.

b. Subtenant shall provide and maintain during the Term, with an insurance company acceptable to Sublandlord and Prime Landlord, all insurance required by Section 19.2 of the Prime Lease. Such insurance shall name Sublandlord and Prime Landlord as additional insureds and shall provide that it may not be canceled, not renewed or coverages materially changed except upon thirty (30) days’ notice to Sublandlord and Prime Landlord.

Subtenant shall also maintain “All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Massachusetts upon the Equipment in an amount equal to the full replacement cost thereof. Notwithstanding anything to the contrary in this Sublease, during the Term hereof Sublandlord shall maintain commercial general liability insurance as required by Section 19.2(3) of the Prime Lease.

c. Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Subleased Premises, or the Property shall include a clause or endorsement denying the insurer any rights of subrogation against the other party for all perils covered by such policy. Should such waiver not be available then the policy for which the waiver is not available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining such coverage. Sublandlord and Subtenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available “all risk” property insurance policies, including additional coverages typically obtained by owners and tenants of comparable buildings in the vicinity of the Property, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Sublandlord and Subtenant shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.

d. This Section 9 shall survive the expiration of the Term or earlier termination of this Sublease.

10. Notices.

a. All notices, requests, demands, consents, approvals and other communications under this Sublease (each, a “Notice” and, collectively, “Notices”) shall be in writing and shall be effective only if given in the manner set forth in Section 29 of the Prime Lease. The address to which Notices are to be sent are as follows:

To Prime Landlord:	In accordance with the Prime Lease

To Sublandlord:	Larimar Therapeutics, Inc.

3 Bala Plaza East, Suite 506
Bala Cynwyd, PA 19004
Attention: Chief Financial Officer

To Subtenant:	Prior to the Rent Commencement Date:
Massachusetts Municipal Association, Inc.
1 Winthrop Square
Boston, MA 02110
Attention: Geoffrey C. Beckwith
Executive Director and CEO

On and after the Rent Commencement Date:
Massachusetts Municipal Association, Inc.
At the Subleased Premises

Either party may inform the other in the manner provided for in Section 29 of the Prime Lease the giving of Notices of any change in address.

b. Whenever in the Prime Lease a time is specified for the giving of any notice by the Landlord thereunder, such time is hereby changed (for the purpose of this Sublease) by adding three (3) business days thereto. Whenever in the Prime Lease a time is specified within which the Tenant thereunder must give Notice following an event, or within which the Tenant thereunder must respond to any Notice, previously given or made by the Landlord thereunder, or to comply with any obligation on the Tenant’s part thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting three (3) business days therefrom. Whenever in the Prime Lease a time is specified within which the Landlord thereunder must give Notice following an event, or within which the Landlord thereunder must respond to any Notice, request or demand previously given or made by the Tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding three (3) business days thereto. It is the purpose and intent of the foregoing provisions of this Section 10(b) to provide Sublandlord with time within which to transmit to the Prime Landlord any notices or demands received from Subtenant and to transmit to Subtenant any notices or demands received from Prime Landlord. However, any Notices required to be delivered by either Sublandlord or Subtenant under the terms of this Sublease which are not Notices to or from Prime Landlord under the Prime Lease shall be given in a manner, and the times provided in this Sublease (or in the Prime Lease) without reference to the addition or subtraction of the days as provided in this Section 10(b).

11. Assignment and Subletting. Subtenant shall not, by operation of law or otherwise, assign its rights hereunder or further sublet the Subleased Premises, in whole or in part, without Prime Landlord’s prior written consent, pursuant to the provisions of Section 17 of the Prime Lease and Sublandlord’s prior written consent, pursuant to Section 17 of the Prime

Lease as incorporated into the provisions of this Sublease by reference. Notwithstanding anything to the contrary contained in this Sublease or in the Prime Lease, no assignment of Subtenant’s interest in this Sublease or subletting of any portion of the Subleased Premises shall relieve, release, impair or discharge any of Subtenant’s obligations with respect to this Sublease. Further, Subtenant shall not suffer or permit to exist any lien or charge upon Subtenant’s right, title or interest in or to this Sublease.

12. Condition of Subleased Premises. Subtenant accepts the Subleased Premises and the Equipment in their present “AS IS, WHERE IS, WITH ALL FAULTS” condition, without any obligation on the part of Sublandlord to prepare the Premises for Subtenant’s occupancy thereof, and without any representation or warranties by Sublandlord to Subtenant as to the condition of the Premises, the Building, the Property, the Equipment or the suitability thereof for Subtenant’s use. The foregoing notwithstanding, Sublandlord shall remove Sublandlord’s personal property and Sublandlord-specific branding, imagery and signage before March 1, 2021. Further, upon receipt of Prime Landlord’s written consent to this Sublease, Sublandlord, at its cost and expense and before March 1, 2021, shall remove the demising wall between the two spaces within the Premises and reconfigure mechanical systems such as HVAC, life safety, and electrical, as needed to complete removal of the demising wall, all of which work shall be done in a good and workmanlike manner in compliance with all applicable laws. Sublandlord shall work with Prime Landlord to provide the Subtenant with Building standard signage in the lobby directory and floor directory, in accordance with Section 18.2 of the Prime Lease and at Subtenant’s cost, if any. Sublandlord and Subtenant expressly disclaim any implied warranty that the Premises are suitable for Subtenant’s intended commercial purpose and agree that in entering into this Sublease, Subtenant has relied exclusively upon its own examination of the Subleased Premises and the Equipment.

13. Utilities. Commencing upon March 1, 2021, Subtenant shall be responsible for payment for all utility services for the Subleased Premises in accordance with the Prime Lease. Sublandlord shall have no obligation to provide any services to the Subleased Premises. Subtenant’s use of any utility in the Subleased Premises shall not, at any time, exceed the capacity of (i) any of the conductors or equipment in or servicing the Subleased Premises; or (ii)the Subleased Premises’ heating, ventilating and air-conditioning systems or any other systems. Failure of the furnishing of, or any stoppage of, any services to the Subleased Premises resulting from any cause whatsoever, will not make Sublandlord liable in any respect for damages to either person, property, or business, nor be construed as an eviction of Subtenant, nor entitle Subtenant to any abatement of Rent, nor relieve Subtenant from its obligations under this Sublease, provided however that if Sublandlord receives any rent abatement under Section 11.2 of the Prime Lease then Subtenant shall receive a corresponding abatement under this Sublease.

14. Alterations. Any alterations, additions, improvements or other changes in or to the Premises by Subtenant shall be made in accordance with Section 12 of the Prime Lease, provided, however, that the amount of $50,000 in Section 12.1 of the Prime Lease shall be replaced with the amount of $25,000.

15. Brokers. Sublandlord and Subtenant each warrants and represents to the other that it had no dealing with any broker or finder concerning this Sublease or the subletting of the Subleased Premises to Subtenant, except for McCall & Almy (“Subtenant’s Broker”) and Cresa Boston ( “Sublandlord’s Broker”). All compensation payable to Subtenant’s Broker in connection with this Sublease shall be paid by Sublandlord’s Broker in accordance with a separate written agreement. Each party agrees to indemnify and hold the other harmless from any and all liabilities and expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims against the other party by any other broker, consultant, finder or like agent claiming to have brought about this Sublease based upon the alleged acts of the indemnifying party. This indemnity contained in this Section 15 shall survive the expiration of the Term or earlier termination of this Sublease.

16. Surrender of Subleased Premises. At the expiration of the Term or earlier termination of this Sublease, Subtenant shall quit and surrender the Subleased Premises (and, in the event of any termination hereof due to Subtenant’s default, the Equipment) in clean, good condition, reasonable wear and tear excepted, and shall, to the extent not inconsistent with any specific provision of this Sublease, comply with all terms and conditions of the Prime Lease regarding surrender of the Subleased Premises. Without limiting the generality of the foregoing, Subtenant shall on or before the expiration or termination of this Sublease, (i) remove all of Subtenant’s personal property and repair any damage caused by such removal and (ii) remove all trash and clean the Subleased Premises. If any personal property of Subtenant shall remain in the Subleased Premises after the expiration or termination of this Sublease, at the election of Sublandlord, (i) it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property, or (ii) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. Subtenant’s obligations under this Section 16 shall survive the expiration of the Term or earlier termination of this Sublease.

17. No Waiver. The failure of Sublandlord to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Sublease, or to exercise any election or option contained in this Sublease, shall not be construed as a waiver or relinquishment, for the future or in any other instance, of such covenant, agreement, term, provision, condition, election or option.

18. Default.

a. As used in this Sublease, an “Event of Default” shall mean the continuance of any default on the part of Subtenant of its obligations to be performed under this Sublease or the Prime Lease, which default shall continue beyond the period of grace, if any, expressly set forth in the Prime Lease. Upon the occurrence of any Event of Default, the Sublandlord shall be entitled to exercise any and all remedies available to a landlord generally under Massachusetts law, including those remedies set forth in the Prime Lease.

b. In addition, in the event that Subtenant and the Massachusetts Interlocal Insurance Association (“MIIA”) are no longer under common management, or the administrative agreement between Subtenant and MIIA is terminated, or either party to such administrative agreement is in default thereof (each, an “MIIA Event of Default”), it shall be an automatic Event of Default under this Sublease and the Sublandlord shall be entitled to exercise any and all remedies available to a landlord generally under Massachusetts law, including without limitation those remedies with respect to an Event of Default set forth in the Prime Lease, including without limitation, termination of this Sublease. Subtenant shall give Sublandlord notice within one (1) business day if any MIIA Event of Default occurs.

19. Lease Security.

a. Within ten (10) business days following the Effective Date, Subtenant shall deposit with Sublandlord a letter of credit in form acceptable to Sublandlord, in its reasonable discretion, issued by a United States banking institution approved by Sublandlord (the “Issuing Bank”), in the amount of Eight Hundred Forty-Nine Thousand Eight Hundred Forty and 00/100 Dollars ($849,840.00) (the “Letter of Credit”). Sublandlord shall hold the Letter of Credit as security for the full performance by Subtenant of all terms, covenants and conditions of this Sublease. If there is then no uncured Event of Default or event that would be an Event of Default if not cured within the applicable cure period as of the fourth (4th) anniversary of the Rent Commencement Date, Subtenant may reduce the amount of the Letter of Credit to Six Hundred Forty-Nine Thousand Eight Hundred Forty and 00/100 Dollars ($649,840.00) .Provided there is then no uncured Event of Default or event that would be an Event of Default if not cured within the applicable cure period as of the fifth (5th) anniversary of the Rent Commencement Date, Subtenant may reduce the amount of the Letter of Credit to Five Hundred Forty-Nine Thousand Eight Hundred Forty and 00/100 Dollars ($549,840.00) . Provided there is then no uncured Event of Default or event that would be an Event of Default if not cured within the applicable cure period as of the sixth (6th) anniversary of the Rent Commencement Date, Subtenant may reduce the amount of the Letter of Credit to Four Hundred Twenty-Four Thousand Nine Hundred Twenty and 00/100 Dollars ($424,920.00) . The Letter of Credit and any replacement or amendment thereto shall be an irrevocable, unconditional, transferable, clean sight draft, standby letter of credit. Sublandlord shall reasonably cooperate, at no material cost to Sublandlord, with Subtenant’s efforts to obtain any proper reduction described in this Section 19(a).

b. If Subtenant wishes to change the identity of the Issuing Bank, Subtenant shall promptly deposit with Sublandlord a replacement Letter of Credit which shall be an irrevocable, unconditional, transferable, clean sight draft, standby letter of credit in favor of Sublandlord in a commercially reasonable form reasonably satisfactory to Sublandlord and issued by an Issuing Bank.

c. Upon the occurrence of any default by Subtenant, Sublandlord may draw upon the Letter of Credit in the amount owed by Subtenant or in an amount required to cure such default. If at any time during the Term, Sublandlord draws against the Letter of Credit in whole or in part in order to cure a default, Subtenant shall within fifteen (15) business days after demand by Sublandlord tender to Sublandlord a replacement Letter of Credit in the full amount required hereunder. If the Term is then continuing, and Sublandlord has received notice from the banking institution issuing the Letter of Credit that the Letter of Credit will not be renewed, Subtenant shall deliver to Sublandlord a replacement Letter of Credit no later than fifteen (15) days after Sublandlord’s receipt of such notice. If Subtenant shall fail to timely deliver a replacement Letter of Credit as aforesaid, then Sublandlord shall be entitled to draw immediately under the Letter of Credit in Sublandlord’s possession, and shall hold the funds so drawn as a cash security deposit.

d. If no default then remains uncured, Sublandlord shall, within sixty (60)days after the expiration or termination of this Sublease, deliver the Letter of Credit to Subtenant and authorize the cancellation of the Letter of Credit.

e. In the event of any assignment, conveyance or other transfer of Sublandlord’s interest in this Sublease, Sublandlord shall have the right, at Subtenant’s cost, to transfer or assign the Letter of Credit to the assignee, grantee, or transferee, as applicable. Sublandlord shall notify Subtenant in writing of such assignment, transfer or conveyance, together with the name and address of such assignee, transferee or grantee, and provided such assignee, transferee or grantee, as applicable, assumes Sublandlord’s obligations under this Sublease and with respect to such Letter of Credit, and Sublandlord has actually transferred or assigned the Letter of Credit to the assignee, grantee, or transferee, as applicable, Sublandlord as named in this Sublease shall thereupon automatically be released by Subtenant from all liability for the cancellation of such Letter of Credit, and Subtenant agrees to look solely to Sublandlord’s assignee, transferee, grantee or other successor for the return of the same. The provisions of this Section 19 shall apply to each and every assignment, transfer or conveyance made of the Letter of Credit to a new Sublandlord.

f. Subtenant agrees that it will not assign or encumber the Letter of Credit and that neither Sublandlord nor its successors or assigns, or any other beneficiaries, will be bound by any such assignment, encumbrance or by any attempted assignment or attempted encumbrance, except in connection with an assignment of each Sublease in compliance with the applicable terms and conditions of such Sublease.

g. If Subtenant shall fail to timely provide the Letter of Credit as required by Section 19(a) above, and such failure shall continue for ten (10) days after notice thereof by Sublandlord to Subtenant, then it shall be an Event of Default and Sublandlord shall have all rights and remedies available under this Sublease or applicable law and Sublandlord shall have the right to terminate this Sublease upon written notice to Subtenant.

20. Prime Landlord’s Consent. Sublandlord shall attempt to obtain Prime Landlord’s consent to this Sublease (the “Consent”). Sublandlord shall not be required to (i) take any act which would authorize or permit Prime Landlord to terminate the Prime Lease, (ii) make any payment to Prime Landlord, or (iii) commence any litigation in order to obtain Prime Landlord’s consent, and Sublandlord shall incur no liability if Sublandlord does not obtain Prime Landlord’s consent; provided, however, if Sublandlord does not obtain Prime Landlord’s consent within sixty (60) days after receipt by Sublandlord’s legal counsel of an original executed counterpart of this Sublease signed by Subtenant, then at any time thereafter until the Consent is obtained, Sublandlord and Subtenant shall each have the right to terminate this Sublease upon written notice to the other party hereto, whereupon any and all such executed counterparts of the Sublease, together with the Letter of Credit shall be promptly returned to Subtenant, and neither party hereto shall have any further obligation to the other under this Sublease except for such obligations that expressly survive termination of this Sublease.

21. Limitation of Liability. As used in this Sublease, the term “Sublandlord” shall refer only to the owner from time to time of the Tenant’s interest in the Prime Lease so that if Sublandlord shall assign its interest in the Prime Lease, then the Sublandlord, as assignor, shall be entirely freed from all obligations, covenants and duties under this Sublease thereafter accruing, provided that the assignee assumes the liability of Sublandlord for all such obligations, covenants and duties under this Sublease thereafter accruing.

22. Sublandlord Consent or Approval. Whenever under any provision of this Sublease (including any provision of the Prime Lease incorporated in this Sublease by reference) Sublandlord’s consent or approval is required or referred to, Sublandlord shall not unreasonably withhold, delay or condition such consent or approval, except in those instances in which, pursuant to an express provision of this Sublease, Sublandlord may arbitrarily grant or deny such consent or approval. Sublandlord shall not be deemed to have unreasonably withheld its consent if Sublandlord is required to obtain the consent of Prime Landlord and Prime Landlord does not give such consent. Furthermore, the parties acknowledge that the interests of Prime Landlord and Sublandlord may differ and therefore the consent of one party shall not be deemed to be or necessarily require the consent of the other.

23. Authority. Each party represents and warrants to the other party: (a) the execution, delivery and performance of this Sublease have been duly approved by such party, and that no further action is required on the part of such party to execute, deliver and perform this Sublease, other than obtaining the Consent; (b) the person(s) executing this Sublease on behalf of such party have all requisite authority to execute and deliver this Sublease; and (c) this Sublease, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms, all subject to receipt of Sublandlord’s consent to this Sublease.

24. Damage, Destruction and Other Casualty. If the Subleased Premises or any portion thereof shall be damaged by fire or other casualty or be condemned or taken in any manner for publish or quasi-public use, Subtenant agrees that it shall be the obligation of the Prime Landlord and not of Sublandlord to repair, restore or rebuild the Subleased Premises. In the event of such casualty or condemnation, this Sublease shall continue in full force and effect, unless in connection therewith Prime Landlord or Sublandlord terminates the Prime Lease pursuant to the provisions thereof. Upon any such termination, Base Rent and Additional Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of termination. In the event of a condemnation or taking, Subtenant hereby acknowledges that it shall not be entitled to any portion of any award received by Sublandlord or Prime Landlord with respect to the Prime Lease, this Sublease or the Subleased Premises. The parties agree that this

Section 24 constitutes an express agreement governing any case of damage or destruction of the Subleased Premises or the Property by fire or other casualty and any other law now or hereafter in force shall have no application.

25. Exculpatory Clause. Subtenant shall look solely to the estate and property of Sublandlord in the Premises for the satisfaction of Subtenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default or breach by Sublandlord with respect to any of the terms, covenants and conditions of this Sublease to be observed and/or performed by Sublandlord, and no other property or assets of Sublandlord or any partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant’s remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder, or Subtenant’s use and occupancy of the Subleased Premises. Without limiting the foregoing, it is further understood that under no event or circumstance shall Sublandlord be held responsible for the acts of third parties, including Prime Landlord, any other tenants or occupants of the Building or their guests, agents, officers, contractors, servants, licensees, employees or invitees, it being expressly understood and agreed that Sublandlord’s liability for any default in Sublandlord’s obligations under this Sublease are expressly limited to the acts and omissions of Sublandlord and its agents and employees.

26. Miscellaneous.

a. This Sublease: (i) contains the entire agreement of the parties with respect to the subject matter which it covers; (ii) supersedes all prior or other negotiations, representations, understandings and agreements of, by or between the parties, which shall be deemed fully merged in this Sublease; (iii) shall be construed and governed by the laws of the Commonwealth of Massachusetts; and (iv) may not be changed or terminated orally.

b. This Sublease may be executed in any number of counterparts and delivered electronically in portable document format (pdf), each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

c. The captions in this Sublease are inserted only as a matter of convenience and for reference and in no way define, limit, construe or describe the scope of this Sublease or the meaning or intent of any provision of this Sublease.

d. This Sublease is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

e. Any action brought to enforce or interpret this Sublease shall be brought in the court of appropriate jurisdiction in the Commonwealth of Massachusetts. Should any provision of this Sublease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms of this Sublease shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Sublease and that legal counsel was consulted by each responsible party before the execution of this Sublease.

f. No waiver of any provision of this Sublease shall be effective unless set forth in a writing executed by the party against which enforcement is sought.

g. If any provision of this Sublease is declared invalid or unenforceable, the remainder of the Sublease shall continue in full force and effect.

h. By its execution, delivery and performance of this Sublease, Sublandlord has not, and shall not be deemed to have, in any way or for any purpose, become a partner of Subtenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Subtenant.

i. Time is of the essence of every provision of this Sublease.

j. SUBLANDLORD AND SUBTENANT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR CONNECTED WITH THE SUBLEASE, SUBTENANT’S USE OR OCCUPANCY OF THE SUBLEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE IN CONNECTION THEREWITH.

k. There are no third party beneficiaries of this Sublease, either express or implied.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease the day and year first above written.

SUBLANDLORD:

LARIMAR THERAPEUTICS, INC.

By:	/s/ Michael Celano
Name:	Michael Celano
Title:	Chief Financial officer

SUBTENANT:

MASSACHUSETTS MUNICIPAL ASSOCIATION, INC.

By:	/s/ Geoffrey C. Beckwith
Name:	Geoffrey C. Beckwith
Title:	Executive Director and CEO

EXHIBIT A

COPY OF PRIME LEASE

A-1

Execution Version

OFFICE

LEASE AGREEMENT

Between

SHIGO CENTER PLAZA OWNER, LLC,

a Delaware limited liability company,

as Landlord

and

ZAFGEN INC.,

a Delaware corporation,

as Tenant

with respect to

1-3 CENTER PLAZA, BOSTON, MASSACHUSETTS

THIS OFFICE LEASE AGREEMENT (this “Lease”) is entered into by and between Landlord and Tenant as of the Effective Date. The parties to this Lease hereby agree as follows:

1.	BASIC DATA.

As further supplemented in the balance of this Lease and the Exhibits attached hereto, this Basic Data sets forth the basic terms of this Lease and, where appropriate, constitutes definitions of certain terms used in this Lease. This Basic Data is incorporated into and made a part of this Lease. If any conflict exists between any Basic Data and other provisions of this Lease, then this Basic Data shall control.

Effective Date:	February , 2019

Landlord:	SHIGO CENTER PLAZA OWNER, LLC, a Delaware limited liability company

Tenant:	ZAFGEN, INC., a Delaware corporation

Building:

The building commonly known and numbered as 1-3 Center Plaza, Boston, Massachusetts, which is comprised of three (3) interconnected buildings known, individually, as “CP1” (also known as 3 Center Plaza), “CP2” (also known as 2 Center Plaza), and “CP3” (also known as 1 Center Plaza), substantially as shown on the rendering attached hereto as Exhibit A-1.

Land:	The parcel of land on which the Building is located, as further described in the legal description attached hereto as Exhibit A-2

Property:	Collectively, the Building and the Land.

Premises:	The portion of the sixth (6th) floor of CP3, substantially as shown on the plan of premises attached hereto as Exhibit B. The Premises have been measured according to ANSI/BOMA Z65.3-2010 standards and shall not be re-measured during the Term, as it may be extended.

Premises Rentable Area:	Agreed to be 17,705 rentable square feet.

CP1 Rentable Area:	Agreed to be 247,894 rentable square feet.

CP2 Rentable Area:	Agreed to be 248,793 rentable square feet.

CP3 Rentable Area:	Agreed to be 244,551 rentable square feet.

Building Rentable Area:	Agreed to be 741,238 rentable square feet, which is the sum of the CP1 Rentable Area, the CP2 Rentable Area, and the CP3 Rentable Area.

Permitted Use:	General office use and no other use or purpose.

Term:	Except as otherwise provided in the work letter attached hereto as Exhibit C, the period commencing on the date upon which Landlord delivers possession of the Premises to Tenant free and clear of all occupants with Landlord’s Work (i.e., Landlord’s TI Work and Landlord’s Base Building Work) Substantially Complete (as such terms are defined in Exhibit C) (such date, the “Commencement Date”) and expiring on the day immediately preceding the one hundred twenty-fourth (124th) month anniversary of the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, then the Term shall expire on the last day of the calendar month in which such anniversary falls, unless terminated or extended as provided for herein. Notwithstanding the foregoing, Tenant acknowledges and agrees that if tenant’s personnel shall occupy all or any part of the Premises for the conduct of Tenant’s business prior to the Commencement Date, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date.

Expiration Date:	The last day of the Term.

Rent Commencement Date:	The date which is four (4) months after the Commencement Date.

Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Rental Period	Annual Base Rent	Monthly Base Rent

Commencement Date- the day immediately preceding the Rent Commencement Date	XXXXXXX	XXXXXXX

Lease Year 1	XXXXXXX	XXXXXXX

Lease Year 2	XXXXXXX	XXXXXXX

Lease Year 3	XXXXXXX	XXXXXXX

Lease Year 4	XXXXXXX	XXXXXXX

Lease Year 5	XXXXXXX	XXXXXXX

Lease Year 6	XXXXXXX	XXXXXXX

Lease Year 7	XXXXXXX	XXXXXXX

Lease Year 8	XXXXXXX	XXXXXXX

Lease Year 9	XXXXXXX	XXXXXXX

Lease Year 10	XXXXXXX	XXXXXXX

Lease Year:	Any twelve (12) month period during the Term of the Lease commencing as of the Rent
Commencement Date, or as of any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Lease Year shall further include the partial calendar month in which the first anniversary of the Rent Commencement Date occurs, and (ii) the remaining Lease Years shall be the successive twelve-(12)- month periods following the end of such first Lease Year

Base Tax Year:	Fiscal Year 2020 (i.e., July 1, 2019 - June 30, 2020).

Base Expense Year:	Calendar Year 2019 (i.e. , January 1, 2019 - December 31, 2019).

Tenant’s Proportionate Share of CP1:	Agreed to be 0.00%, which is the percentage obtained by dividing the portion of the Premises located within CPI by the CP1 Rentable Area.

Tenant’s Proportionate Share of CP2:	Agreed to be 0.00%, which is the percentage obtained by dividing the portion of the Premises located within CP2 by the CP2 Rentable Area.

Tenant’s Proportionate Share of CP3 :	Agreed to be 7.24%, which is the percentage obtained by dividing the portion of the Premises located within CP3 by the CP3 Rentable Area.

Tenant’s Proportionate Share of the Building:	Agreed to be 2.39%, which is the percentage obtained by dividing the Premises Rentable Area by the Building Rentable Area.

Letter of Credit Amount:	XXXXXXX

Guarantor(s):	None

Broker(s):	JLL (Tenant’s Broker) Newmark Knight Frank (Landlord’s Broker)

Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party in question; “Building Standard” means improvements made in the manner and with the materials selected by Landlord as the standard for the Building subject to availability and Landlord’s right to select alternative types, models, brands, grades, designs, manufacturers and suppliers from time to time as the standard for the Building; “Building Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building Systems” means the Building’s mechanical, electrical, plumbing, heating, ventilation and air conditioning (“HVAC”), telecommunication, life safety, security and other common service systems of the Building, but shall not include the distribution portions of such systems which exclusively serve the Premises (whether located in the Premises or in other areas of the Building); “Business Days” means those days of the week which are not a Saturday, Sunday, or federal, state or local holiday; “including” means including, without limitation; “Landlord Parties” means collectively Landlord and any of Landlord’s agents, employees, or contractors, and “Landlord Party”” means any of the foregoing; “Laws” means all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature, including all Environmental Requirements (as hereinafter defined) and the Americans with Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities), and any amendments, modifications or changes to any of the foregoing, and “Law” means any of the foregoing; and “Tenant Parties” means. collectively, Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, employees, contractors, licensees, invitees and guests, and “Tenant Party” means any of the foregoing.

2.	LEASE GRANT; COMMON AREAS; RESERVATION OF RIGHTS.

2.1 Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, for the Term.

2.2 Landlord hereby grants to Tenant during the Term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas (as hereinafter defined) as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord. The term “Common Areas” as used herein will include all areas and facilities located outside the Premises on the Property that are provided and designated by Landlord for the general non-exclusive use and convenience of Tenant and other tenants.

2.3 Landlord reserves all rights of ownership of the Property and use of the Property outside the Premises, except that, at all times during the Term of this Lease, unless expressly provided otherwise in this Lease, Tenant shall have a reasonable means of access to the Premises. Without limiting the foregoing reservation of rights by Landlord, it is understood that, Landlord, in its sole discretion, shall have the right to change, add, relocate and eliminate facilities, structures and improvements in and to the Building and the Property (including the Common Areas); to permit the use of or lease all or part thereof for exhibitions and displays; and to sell, lease, or dedicate all or part thereof for public use. In addition, without unreasonable interference and upon reasonable prior notice, Landlord shall have the right to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building and the Property, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building; provided, however, that to the extent such pipes, ducts, conduits, wires and appurtenant fixtures are located within the Premises, Landlord shall (wherever reasonably possible) make all such installations, replacements and relocations above the ceiling surfaces, below the floor surfaces, or within the perimeter walls of the Premises.

3.	CONDITION OF PREMISES: POSSESSION PRIOR TO COMMENCEMENT DATE.

3.1 Condition of Premises. Except as expressly set forth in the work letter attached hereto as Exhibit C, Tenant shall accept the Premises in “AS IS, WHERE IS, WITH ALL FAULTS” condition, without any obligation on the part of Landlord to prepare the Premises for Tenant’s occupancy thereof except as expressly contained in this Lease and the Work Letter, and without any representations or warranties by Landlord to Tenant as to the condition of the Premises, the Building, the Property, or the suitability thereof for Tenant’s use. Landlord and Tenant expressly disclaim any implied warranty that the Premises are suitable for Tenant’s intended commercial purpose. Landlord shall cause the Premises to be in good order, condition and repair with all Building Systems serving the Premises to be in good working order and repair on the Commencement Date. Landlord represents that, as of the date hereof, Landlord has not received any notices from any governmental agencies that the Building or Premises are in violation of any applicable laws, the subject of which notice(s) remains uncured as of the date hereof.

3.2 Possession Prior to Commencement Date. Landlord agrees to allow Tenant access to the Premises for the purpose of installing Tenant’s Systems (as hereinafter defined) fifteen (15) days prior to the Commencement Date. Such access shall be at the sole risk of Tenant and without liability to Landlord, and subject to all of the terms, covenants and conditions of this Lease (including the insurance and indemnification provisions of this Lease), except that Tenant shall not be required to pay Base Rent, or charges on account of Taxes or Operating Expenses, with respect to the period of time prior to the Commencement Date; provided, however, that if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of Tenant’s business prior to the Commencement Date, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date. Tenant shall not be responsible for elevator shutdowns during such early access period.

4.	TERM: COMMENCEMENT AGREEMENT.

The Term shall be as set forth in Section 1 above. When the Commencement Date, Rent Commencement Date and Expiration Date have been determined in accordance with the provisions set forth in this Lease, then, upon request of Landlord, the parties hereto shall execute a commencement agreement (“Commencement Agreement”), substantially in the form of Exhibit F attached hereto, setting forth such dates and such Commencement Agreement shall be deemed a supplement to and part of this Lease; provided, however, that the failure of the parties to execute and deliver such Commencement Agreement shall not defer the Commencement Date or otherwise invalidate this Lease.

5.	USE.

Tenant shall use and occupy the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises (provided that Tenant shall not be responsible for correcting any non-compliance of the Premises with any Laws existing on or prior to the Commencement Date) and shall not commit waste, overload the Building Structure or the Building Systems, or subject the Premises to use that would damage the Premises. Tenant shall not use or occupy, or permit the use or occupancy of, the Premises (or any portion thereof) (1) in any manner that, in Landlord’s reasonable judgment, would adversely affect, or interfere with, any services required to be furnished by Landlord to Tenant or by Landlord to any other tenant or occupant of the Building, or with the proper and economical rendition of any such service; (2) for any use which creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents; (3) for governmental or quasi-governmental offices, medical or dental offices, call centers or telemarketing purposes, employment agencies or any other offices which solicit or accept “off the street” clients or customers to the Premises; or (4) in any manner that, in Landlord’s reasonable judgment, would be disruptive or create any nuisance or unreasonably interfere with other tenants or occupants of the Building or with Landlord in its management of the Building. The population density within the Premises as a whole shall at no time exceed one person per 150 square feet of usable area.

6.	BASE RENT AND ADDITIONAL RENT.

6.1 General Payment Provisions.

(1) Tenant shall pay Base Rent in equal monthly installments as set forth in Section 1 above in advance on the first day of each calendar month occurring during the Term. Tenant shall pay a proportionate share of such monthly installment for any fraction of a calendar month that occurs at the beginning or end of the Term of this Lease. Tenant shall pay the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease, all of which hereinafter may be collectively called “Rent,” without notice or demand, and without deduction, offset or abatement (except as expressly set forth herein), to Landlord at such place as Landlord shall from time to time designate by notice, in lawful money of the United States.

(2) Landlord and Tenant hereby confirm that the Base Rent is not based on Tenant’s income or profit derived from the Premises.

(3) If Tenant fails to pay Base Rent or Additional Rent on the date when due, Tenant shall pay to Landlord (a) a late payment fee of five percent (5%) of the unpaid amount (“Late Payment Fee”) and (b) interest at the lesser of the annual rate of ten percent ( 10%) or the maximum lawful rate of interest (such lesser rate, the “Default Rate”) on the unpaid amount from the date when due until the date when paid. Notwithstanding the foregoing, Landlord agrees to waive the foregoing interest assessment and Late Payment Fee once per calendar year so long as Tenant cures such nonpayment within five (5) days following the date when such payment was due. All charges other than Base Rent which Tenant is required to pay in accordance with this Lease shall be deemed to be “Additional Rent” and, in the event of non-payment there of by Tenant, Landlord shall, subject to any applicable notice and cure periods pursuant to Section 25, have all the rights and remedies as would accrue to Landlord for non-payment of Base Rent.

6.2 Payment of Taxes.

(1) For purposes of Section 6.2, the following definitions shall apply:

“Tax Year”: The twelve (12) month period adopted by the City of Boston or other applicable governmental authority for the purpose of determining Taxes (currently, the fiscal year starting on July 1 and ending on June 30).

“Base Tax Year”: As set forth in Section 1.

“Base Taxes”: The Taxes paid or incurred during the Base Tax Year.

“Tax Increases”: The excess, if any, of the Taxes paid or incurred during any Tax Year over the Taxes paid or incurred during the Base Tax Year.

“Taxes”: Without limitation, (a) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Base Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (b) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Base Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (c) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (d) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. Landlord shall not retain any amount more than the equivalent of 100% of the Taxes for any given Tax Year. There shall be excluded from Taxes all net income, estate, succession, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, net income, profits, sales, rental, use and occupancy, or other new or additional tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Section. Taxes shall further exclude the portion of taxes allocated by Landlord to the Parking Garage (as defined in Section 56).

(2) In the event that Taxes during any Tax Year shall exceed Taxes incurred with respect to the Base Tax Year, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Tax Increases, which shall be an amount equal to (a) Tenant’s Proportionate Share multiplied by (b) the Tax Increases, such amount to be apportioned for any portion of a Tax Year in which the Commencement Date falls or the Term expires. Landlord shall endeavor to provide Tenant with a statement of projected Tax Increases prior to the commencement of any Tax Year. If Landlord fails to provide Tenant with a statement of projected Tax Increases prior to the commencement of any Tax Year, Tenant shall continue to pay Taxes in accordance with the previous statement, until Tenant receives a new statement from Landlord. From time to time during any Tax Year, Landlord may re-estimate the Tax Increases for that Tax Year and provide a copy of any re-estimate to Tenant. If and to the extent the Building is part of a larger project or development and Taxes are not separately allocated by the taxing authority among the various buildings in such project or development, Landlord shall, in accordance with its good faith business judgment, allocate to the Building for each Tax Year or portion thereof during the Term an equitable portion of such Taxes.

(3) Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Base Rent. The monthly amount to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Within a reasonable amount of time after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills are greater than the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord). If estimated payments theretofore made by Tenant for the Tax Year covered by such bills are less than the required payment on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

(4) If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term) multiplied by Tenant’s Proportionate Share against the monthly installments of Tax Increases next due under this Lease (or refund such amount if the Term of this Lease has ended and Tenant has no further obligation to Landlord); provided, however, that in no event shall Tenant be entitled (a) to a credit in excess of the payments made by Tenant on account of Taxes for such Tax Year or (b) to receive any payments or abatement of Base Rent if Taxes for any Tax Year are less than Base Taxes or if Base Taxes are abated. If the Taxes comprising Base Taxes are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Taxes and Landlord shall give notice to Tenant of the corrected amount of Base Taxes and the amount of any additional payments due from Tenant under Section 6.2.

(5) Tenant acknowledges and agrees that, as of the Effective Date, the City of Boston assesses Taxes for CP1, CP2, and CP3 separately. Accordingly, each time the term “Tenant’s Proportionate Share” is used in this Lease with respect to Taxes, such term shall be deemed to mean Tenant’s Proportionate Share of CP1, Tenant’s Proportionate Share of CP2, and Tenant’s Proportionate Share of CP3 as such terms are set forth in Section 1 of this Lease. Further, Tenant acknowledges and agrees that if, at a future date, the City of Boston elects to assess Taxes for CP1, CP2, and CP3 against the Building, the term “Tenant’s Proportionate Share” shall be deemed to mean Tenant’s Proportionate Share of the Building as such term is set forth in Section 1 of this Lease.

6.3 Payment of Operating Expenses.

(1) For purposes of Section 6.3, the following definitions shall apply

“Expense Year”: The twelve (12) month period adopted by Landlord for the purpose of determining Operating Expenses (currently, the calendar year starting on January 1 and ending on December 31).

“Base Expense Year”: As set forth in Section 1.

“Base Expenses”: The Operating Expenses paid or incurred during the Base Expense Year; provided, however, that if less than ninety-five percent (95%) of the Building Rentable Area is occupied during the Base Expense Year, Operating Expenses shall be equitably adjusted to the amount such Operating Expenses would have been if ninety-five percent (95%) of the Building Rentable Area had been occupied during the Base Expense Year. Only those component expenses that are affected by variation in occupancy levels shall be “grossed up.”

“Expense Increases”: The excess, if any, of the Operating Expenses paid or incurred during any Expense Year over the Operating Expenses paid or incurred during the Base Expense Year; provided, however, that if less than ninety-five percent (95%) of the Building Rentable Area is occupied during any Expense Year, Operating Expenses shall be equitably adjusted to the amount such Operating Expenses would have been if ninety-five percent (95%) of the Building Rentable Area had been occupied during such Expense Year. Only those component expenses that are affected by variation in occupancy levels shall be “grossed up.”

“Operating Expenses”: All direct and indirect costs and expenses in each Expense Year paid or incurred by Landlord in connection with operating, maintaining, repairing, insuring, managing and owning the Property, including without limitation, (a) all expenses incurred by Landlord or Landlord’s members and managers, and their respective members and managers, partners, shareholders, officers, directors, agents, employees and contractors (collectively, “Landlord’s Agents”) which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s Agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s Agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including day and night supervisors, managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers (and personnel engaged in supervision of any of the persons mentioned above); provided, however, that, if any such employee is also employed on other properties of Landlord, such compensation shall be suitably prorated among the Property and such other properties; (b) the cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property; (c) the cost of replacements for tools and other similar equipment used in the operation, repair, maintenance, cleaning, management and protection of the Property, provided that, in the case of any such equipment used jointly on other properties of Landlord, such costs shall be suitably prorated among the Property and such other properties; (d) where the Property is managed by Landlord or an Affiliate of Landlord, management fees at reasonable rates for self-managed buildings consistent with the class of building and the services rendered, which management fees shall not exceed three percent (3%) of the Property’s gross annual income, whether or not actually paid, or where managed by other than Landlord or an Affiliate of Landlord, the reasonable amounts accrued for management, together with, in either case, reasonable amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases; (e) premiums for insurance against damage or loss to the Property from such hazards as Landlord shall reasonably determine, including insurance covering loss of rent attributable to any such hazards, and commercial general liability insurance and other insurance maintained by Landlord with respect to the Property; (f) if, during the Term of this Lease, Landlord shall make a capital expenditure, which is (i) required to comply with Law or (ii) reasonably projected to reduce overall Operating Expenses, the total cost of which is not properly includable in Operating Expenses for the Expense Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Expense Year in which it was made and in Operating Expenses for each succeeding Expense Year the annual charge-off of such capital expenditure (annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property is located, by the number of years of useful life of the capital expenditure, and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure); (g) costs for electricity, gas, water and sewer use charges, and other utilities supplied to the Property and not paid for directly by tenants; (h) betterment assessments, provided the same are apportioned equally over the longest period permitted by Law, and to the extent, if any, not included in Taxes; and (i) amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning, management and protection of the Property. Notwithstanding anything to the contrary contained herein, Operating Expenses shall not include: (i) any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including work or services performed for any tenant (including Tenant) at such tenant’s cost, or the cost of any item for which Landlord has been paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise; (ii) the cost of any work or services performed for any other property other than the Property; (iii) marketing costs, including leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Property; (iv) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Property; (v) Taxes; (vi) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant leasable space or space for tenants; (vii) depreciation and amortization on the Building, except as expressly permitted in this Lease; (viii) overhead and profit paid to subsidiaries or Affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the services, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or Affiliate; (ix) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money; (x) items and services which Tenant is not entitled to receive under this Lease but which a Landlord provides selectively to one or more tenants of the Property other than Tenant or for which Landlord is separately reimbursed; (xi) costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Property because of fire or other casualty or cause insured against by Landlord; (xii) any costs, fines or penalties incurred because Landlord violated any applicable Laws; (xiii) costs incurred as a result of Landlord’s breach of its obligations under this Lease; (xiv) any costs in connection with any failure of the Building to comply with applicable Laws which are in effect as of the Commencement Date; (xv) except as expressly provided above, any costs that under generally accepted accounting principles would be considered capital expenditures; (xvi) the cost of repairs or replacements incurred by reason of fire or other casualty to the extent Landlord actually receives proceeds of property and casualty insurance policies or would have received such proceeds had Landlord maintained any insurance required to be maintained by Landlord under this Lease; (xvii) the cost of any item for which Landlord is paid or reimbursed by warranties, service contracts, insurance proceeds or otherwise; (xviii) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties; (xix) wages, salaries, or other compensation paid to any executive employees above the grade of building superintendent or senior property manager; provided however, that with respect to any employee who performs services for buildings other than the Building, the wages, costs, and taxes payable or allocable to such employee shall be equitably apportioned among the buildings to which such employee renders services based upon the time which such employee spent performing services for each such building; (xx) payments of principal or interest on any mortgage or other similar encumbrance; (xxi) interest, penalties or other costs to the extent the same are solely due to Landlord’s failure to make timely payment of any amounts to which such interest, penalties or other costs relate; (xxii) property management fees in excess of the limitation set forth in clause (d) above; (xxiii) costs incurred by Landlord in connection with the Parking Garage; (xxiv) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant, tenants or other occupants, or associated with the enforcement of any leases or defense of Landlord’s title to or interest in the Building or any part thereof; and (xxv) the cost of testing, remediation or removal, transportation or storage of Hazardous Matter (as defined in Section 22.5) in the Building required by Environmental Requirements (as defined in Section 22.5); provided however, that with respect to the testing, remediation or removal of (i) any material or substance located in the Building on the Execution Date and which, as of the Execution Date, is not considered, as a matter of law, to be Hazardous Matter, but which is subsequently determined to be Hazardous Matter as a matter of law, and (ii) any material or substance located in the Building after the Execution Date and which, when placed in the Building, was not considered, as a matter of law, to be Hazardous Matter, but which is subsequently determined to be Hazardous Matter as a matter of law, the costs thereof may be included in Operating Expenses.

(2) In the event that Operating Expenses during any Expense Year shall exceed Operating Expenses incurred with respect to the Base Expense Year, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Expense Increases, which shall be an amount equal to (a) Tenant’s Proportionate Share multiplied by (b) the Expense Increases, such amount to be apportioned for any portion of an Expense Year in which the Commencement Date falls or the Term expires. Landlord shall endeavor to provide Tenant with a statement of projected Expense Increases prior to the commencement of any Expense Year. If Landlord fails to provide Tenant with a statement of projected Expense Increases prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses in accordance with the previous statement, until Tenant receives a new statement from Landlord. From time to time during any Expense Year, Landlord may re-estimate the Expense Increases for that Expense Year and provide a copy of any re-estimate to Tenant. If and to the extent the Building is part of a larger project or development and Operating Expenses are not separately allocated by Landlord among the various buildings in such project or development, Landlord shall, in accordance with its good faith business judgment, allocate to the Building for each Expense Year or portion thereof during the Term an equitable portion of such Operating Expenses.

(3) Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Base Rent. The monthly amount to be paid to Landlord shall be sufficient to provide Landlord by the end of each Expense Year with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Operating Expenses for the then current Expense Year. Within one hundred fifty (150) days after the end of each Expense Year, Landlord shall submit to Tenant a reasonably detailed statement of Operating Expenses for such Expense Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made by Tenant for the Expense Year covered by such statement are greater than the required payment on account thereof for such Expense Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Operating Expenses (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord). If estimated payments theretofore made by Tenant for the Expense Year covered by such statement are less than the required payment on account thereof for such Expense Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

(4) Any such statement by Landlord shall be binding and conclusive upon Tenant unless within ninety (90) days after the giving by Landlord of such statement Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. If Tenant timely sends a notice to Landlord disputing the statement received from Landlord, Tenant may, at Tenant’s sole cost and expense, undertake an audit of such of Landlord’s books as are directly relevant to the Operating Expense statement for the Expense Year in question, provided and on condition that (a) there is then no uncured Event of Default under this Lease, (b) Tenant has made all payments of Expense Increases billed or invoiced by Landlord as of the date of the audit, (c) the audit is performed only by Tenant’s employees, internal accounting department, a reputable independent professional lease auditor or an independent certified public accounting firm reasonably approved by Landlord and whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (d) both Tenant and its examiners execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence, and (e) such audit is commenced and completed and the results thereof delivered to Landlord within sixty (60) days following the date Landlord makes its books available to Tenant. If Tenant fails to timely deliver a dispute notice to Landlord within such ninety (90) day period, or fails to timely complete its audit and deliver the results thereof to Landlord within such sixty (60) day period, then, in either of such events, Landlord’s statement shall be binding and conclusive upon Tenant for all purposes of this Lease. If it is finally determined and agreed by the parties that Landlord has overstated Tenant’s Proportionate Share of Expense Increases, Landlord shall credit the amount of such overstatement against the monthly installments of Expense Increases next due under this Lease (or refund such amount if the Term of this Lease has ended and Tenant has no further obligation to Landlord). If it is finally determined and agreed by the parties that Landlord has not overstated Tenant’s Proportionate Share of Expense Increases, then Landlord may invoice Tenant for any amount by which Tenant’s Expense Increases were understated, which invoice shall be payable by Tenant within thirty (30) days after receipt. Notwithstanding anything to the contrary contained herein, if it is finally determined and agreed by the parties that Landlord has overstated Tenant’s Proportionate Share of Expense Increases by more than five percent (5%) in the aggregate (after netting any understated line items against any overstated line items), then Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant for such audit, up to a maximum of $3,500,00 per audit.

(5) Tenant acknowledges and agrees that, as of the Effective Date, Landlord allocates Operating Expenses for CP1, CP2, and CP3 separately. Accordingly, each time the term “Tenant’s Proportionate Share” is used in this Lease with respect to Operating Expenses, such term shall be deemed to mean Tenant’s Proportionate Share of CP1, Tenant’s Proportionate Share of CP2, and Tenant’s Proportionate Share of CP3 as such terms are set forth in Section 1 of this Lease. Further, Tenant acknowledges and agrees that if, at a future date, Landlord elects to allocate Operating Expenses for CP1, CP2, and CP3 across the Building, the term “Tenant’s Proportionate Share” shall be deemed to mean Tenant’s Proportionate Share of the Building as such term is set forth in Section 1 of this Lease.

7.	RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES.

7.1 Landlord Repairs. Except as expressly set forth herein, Landlord agrees to keep in good order, condition and repair the Building Structure and the Building Systems; provided, however, that Landlord shall in no event be responsible for (1) any supplemental HVAC equipment installed by Tenant, or other equipment and systems installed by Tenant, whether the same are located within or outside the Premises, (2) the repair of glass in the Premises or the doors (or related glass and finish work) leading to the Premises, or (3) the repair of any condition in the Premises or the Building caused by any act or neglect of Tenant or any Tenant Party. Landlord shall also keep and maintain all Common Areas neat and clean and in good order, condition and repair, including maintenance of landscaped areas and treatment of snow and ice on driveways and pedestrian walkways. Landlord shall not be responsible to make any improvements or repairs to the Building or the Property other than as set forth in this Section 7.1 unless expressly provided otherwise in this Lease. If Tenant becomes aware of any condition that is Landlord’s responsibility to maintain and repair, Tenant shall promptly notify Landlord of such condition. Except as may be specifically provided in Section 11.2 below, Base Rent and Additional Rent shall not abate during any such maintenance or repair nor shall the same affect the continuation or validity of this Lease.

7.2 Tenant Repairs; Compliance with Laws.

(1) Landlord shall deliver the Premises in compliance with all applicable Laws. Tenant shall keep and maintain the Premises and the improvements, fixtures and appurtenances therein or thereon (including mechanical, electrical and plumbing systems not considered part of the Building Systems or any portion of such systems that have been installed for the exclusive use and benefit of Tenant, such as supplemental HVAC equipment, hot water heaters, and Tenant’s voice, data, Internet, audio-visual, security, and access systems, and the related wiring within the Building necessary for the operation thereof), neat and clean and in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear, casualty and condemnation; and Tenant shall surrender the Premises, at the end of the Term, in such condition. In connection with the foregoing maintenance obligations, Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of any supplemental HVAC equipment or other mechanical systems or equipment exclusively serving the Premises. Upon Landlord’s request, Tenant shall provide Landlord with copies of all maintenance and service records for such systems and equipment. Subject to the waiver of subrogation set forth in Section 19.4 below, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant or any Tenant Party (including any damage by fire or other casualty arising therefrom).

(2) Tenant shall comply with all applicable Laws, and the standards recommended by the local Board of Fire Underwriters applicable to the Premises and Tenant’s use and occupancy thereof and its business and operations therein, and shall, at Tenant’s sole cost and expense, obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Laws unless the need for such repairs or alterations arises from (a) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from mere general office use, (b) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (c) any cause or condition created by or at the instance of Tenant (including the performance of Tenant’s Work (if any), Alterations, or Tenant’s Systems), or (d) the breach by Tenant of any provisions of this Lease. Any of the foregoing conditions caused by any Tenant Party shall be attributable to Tenant for purposes of this Lease. Tenant shall also be responsible for the cost of compliance with all applicable Laws in respect of the Building to the extent arising from any of the causes set forth in clauses (a) through (d) above, in which event Tenant shall be responsible to perform, at Tenant’s sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.

(3) If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant fails to make such repairs, upon not less than twenty (20) days’ prior written notice to Tenant (except that no notice shall be required in the event of an emergency), Landlord may make or cause such repairs to be made (but shall not be required to do so), in which event Tenant shall (a) reimburse Landlord for the reasonable cost of such repairs, and (b) pay to Landlord (i) an administrative fee equal to five percent (5%) of the cost of such repairs and (ii) interest at the Default Rate on the unpaid cost of such repairs from the date when due until the date when paid.

Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason of Landlord’s making such repairs, provided Landlord makes commercially reasonable efforts to not materially adversely interfere with Tenant’s operations in the Premises. If any such repair is necessary outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage.

8.	FLOOR LOAD: HEAVY MACHINERY: MOVING.

8.1 Tenant shall not place a load upon any floor in the Premises exceeding fifty (50) pounds live load per square foot of usable area of the Premises, or such lower limit as may be required by Landlord or applicable Law. Landlord reserves the right to reasonably prescribe the weight and position of all business machines and mechanical equipment, including safes and filing systems, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s sole cost and expense in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, filing system, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges and agrees that (1) all moves described in this Section 8.1 shall be coordinated with Landlord and subject to Landlord supervision, and, (2) except in connection with Tenant’s initial move into the Premises, Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing such moves to the extent such costs are incurred.

8.2 If any safe, filing system, heavy machinery, heavy equipment, freight, bulky matter or fixtures require special handling, Tenant agrees to employ only persons holding a Master Rigger’s license to do such work, and that all work in connection therewith shall comply with applicable Laws.

8.3 In addition to the requirements set forth above relating to heavy machinery, Tenant’s general move into or out of the Building must take place outside of Normal Business Hours. Tenant acknowledges and agrees that (1) all moves described in this Section 8.3 shall be coordinated with Landlord and subject to Landlord supervision, and (2) Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing such moves to the extent such costs are incurred (provided that Tenant shall not be required to reimburse Landlord for the costs described in this clause (2) in connection with Tenant’s initial move into the Premises).

8.4 In connection with any of the moves described in Section 8, Tenant agrees to provide insurance or to contract with movers for insurance in such amounts as Landlord may reasonably require, naming Landlord, together with (1) Landlord’s managing agent and (2) Landlord’s mortgagee (if any) ((1) and (2), collectively, “Landlord’s Insured Parties”), as additional insureds on a primary non-contributing basis. All such moves shall be at the sole risk and hazard of Tenant, and, except for the negligence or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify and save Landlord and Landlord’s Insured Parties harmless from and against any liability, loss, injury, claim or suit resulting directly or indirectly from such moves.

9.	SERVICES.

9.1 Landlord shall furnish the following utilities and other services:

(1) Normal business hours for the Building are 8:00 a.m. to 6:00 p.m. Monday through Friday, and 8:00 a.m. to 1:00 p.m. Saturday (federal, state and local holidays excepted) (“Normal Business Hours”). At all other times, that is, twenty-four (24) hours per day, seven (7) days per week, Landlord shall provide access to the Premises and the Building in accordance with the standard entry system as shall from time to time be in effect for the Building. As of the Commencement Date, access to the Building at other than Normal Business Hours shall be through either a hard key, key card, or personnel identification pin station system. Tenant shall be entitled to one (1) key for each of Tenant’s employees at no cost to Tenant. Additional and replacement keys shall be provided to Tenant at the cost of $15.00 each. Upon the expiration or earlier termination of this Lease, Tenant shall return all keys and shall pay to Landlord $15.00 for each key originally issued at no cost to Tenant and not so returned, which payment shall be deemed Additional Rent and may be withheld from any security deposit or letter of credit hereunder or otherwise collected in accordance with applicable Law. Landlord reserves the right to alter the standard entry system for the Building from time to time as it sees fit and to provide replacement keys to Tenant at no cost to Tenant following such alteration.

(2) HVAC service to the Premises and the Common Areas during Normal Business Hours and under normal business operation at a level comparable to similar commercial properties located in Downtown Boston where the Building is located (but specifically excluding specialized temperature and humidity control for computers, printers, copiers and other equipment) and provided that Tenant has not exceeded the population density limits set forth in Section 5. In the event Tenant requires HVAC service to the Premises outside of Normal Business Hours, provided no Event of Default exists, Landlord agrees to provide such additional HVAC service, and Tenant agrees to pay Landlord for such additional HVAC service at the then current Building rate (which is currently $45.00 per hour per zone for heating and $85.00 per hour per zone for cooling) as Additional Rent within thirty (30) days after billing. Such hourly rate shall be subject to reasonable adjustments from time to time to reflect increases in Landlord’s costs for providing such additional HVAC service.

(3) Janitorial services to the Premises and the Common Areas on Business Days at a level comparable to similar commercial properties located in Downtown Boston where the Building is located and in accordance with Landlord’s cleaning specifications attached hereto as Exhibit E, or such other reasonably comparable cleaning specifications designated by Landlord from time to time. If any additional janitorial services are required because of any improvements in the Premises that are not Building Standard, the nature of Tenant’s business, or the carelessness of Tenant, in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the reasonable and actual cost of such additional janitorial services, as determined by Landlord, as Additional Rent. Tenant shall not arrange for any third-party janitorial services to the Premises without Landlord’s prior written consent.

(4) Tempered and cold running water for restrooms and break rooms associated with general office use. If Tenant uses water excessively, or for any purpose other than for restrooms and break rooms associated with general office use, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the actual cost of such meter and the actual cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant as Additional Rent upon demand.

(5) Electricity to the Premises for lights and outlets in amounts suitable for standard office equipment, all as further described in Section 10 below.

(6) Passenger elevator service from the existing passenger elevator system in common with Landlord and others entitled thereto.

9.2 Costs and expenses associated with the foregoing, except to the extent Landlord is otherwise paid or reimbursed for the same (other than as a payment for Operating Expenses), shall be included in Operating Expenses.

10.	UTILITIES.

10.1 Electricity. Landlord shall deliver the Premises with electricity separately metered. Tenant shall pay for all electricity used by Tenant in the Premises based on the utility provider’s reading of one or more direct meters, and payable by Tenant to the utility provider upon demand. Tenant’s use of electrical services shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.

10.2 Utilities Other Than Electricity. Any utilities (other than electricity, which shall be paid for in accordance with Section 10.1 above) which are furnished directly to the Premises by a utility provider and separately metered shall be registered in Tenant’s name and Tenant shall cooperate with Landlord to have the utility bills sent directly to and paid directly by Tenant. Any utilities (other than electricity, which shall be paid for in accordance with Section 10.1 above) which are sub-metered or check metered shall be payable by Tenant to Landlord as Additional Rent within thirty (30) days after billing.

10.3 Landlord’s Right to Select Utility Providers. Landlord shall have the right at any time and from time to time during the Term of this Lease to contract for utilities from such providers of such services as Landlord shall reasonably elect. Tenant shall cooperate with Landlord and the utility provider at all times and, as reasonably necessary, shall allow Landlord and the utility provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described herein, subject to the terms and conditions and in accordance with the standards set forth herein.

11.	ADDITIONAL PROVISIONS RELATING TO SERVICES.

11.1 Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of HVAC, janitorial, water/sewer, electricity, elevator and other services, and to curtail, suspend, interrupt and/or stop the use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, replacements, alterations, or renovations desirable or necessary (in the judgment of Landlord reasonably exercised), or when prevented from supplying such services or use due to any act or neglect of Tenant or any Tenant Party, or due to an event of Force Majeure (as hereinafter defined). Except as set forth in Section 11.2 below, in no event shall any of the foregoing subject Landlord to (1) liability for any loss, injury or damage to property, (2) direct, indirect or consequential damages, or (3) other monetary damages (including diminution or abatement of rent or other compensation), nor shall this Lease or any of the obligations of Tenant be affected or reduced as a result of any curtailment, suspension, interruption and/or stoppage in the furnishing of the foregoing services, regardless of the cause of such curtailment, suspension, interruption and/or stoppage; provided, however, that (a) the same shall not relieve Landlord of any applicable obligation to perform repairs to the Building Structure and the Building Systems to the extent, and subject to the limitations, provided for in this Lease, and (b) in each instance in which curtailment, suspension, interruption and/or stoppage of services is required or otherwise occurs, Landlord shall use commercially reasonable efforts to restore such services, and shall give Tenant reasonable notice (to the extent feasible) of the commencement and anticipated duration of any such curtailment, suspension, interruption and/or stoppage of services). To the fullest extent permitted by Law, Tenant hereby waives all rights to make repairs at the expense of Landlord or to vacate the Premises as may be provided by any Law now or hereafter in effect.

11.2 Notwithstanding the foregoing, or any provision of this Lease to the contrary, if (1) a curtailment, suspension, interruption and/or stoppage of an Essential Service (as hereinafter defined) shall occur, except any of the same due to any act or neglect of Tenant or any Tenant Party (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), (2) such Service Interruption occurs or continues as a result of the negligence or willful misconduct of Landlord or Landlord’s Agents, (3) such Service Interruption continues for more than four (4) consecutive Business Days after Landlord shall have received written notice thereof from Tenant, and (4) as a result of such Service Interruption, the conduct of Tenant’s normal business operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent, and charges on account of Taxes and Operating Expenses, for each day during which such Service Interruption continues after such four (4) Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its business operations in any part of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent, and charges on account of Taxes and Operating Expenses, shall only be proportionate to the nature and extent of the interruption of Tenant’s normal business operations or ability to use the Premises. The rights granted to Tenant under this Section 11.2 shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean (a) access to the Premises, (b) HVAC service, (c) water/sewer service, and (d) natural gas (if applicable) and electricity; provided, however, only to the extent that Landlord has an obligation to provide the foregoing items to Tenant under this Lease. Any abatement of Base Rent, and charges on account of Taxes and Operating Expenses, under this Section 11.2 shall apply only with respect to Base Rent, and charges on account of Taxes and Operating Expenses, allocable to the period after each of the conditions set forth in clauses (1) through (4) above shall have been satisfied and only during such times as each of such conditions shall exist. Notwithstanding anything to the contrary contained herein, if Tenant or any Tenant Party shall delay Landlord in restoring any Essential Service, any abatement of Base Rent, and charges on account of Taxes and Operating Expenses, provided for pursuant to this Section 11.2 shall be reduced by one day for each day attributable to such delay.

12.	ALTERATIONS: TENANT’S SYSTEMS.

12.1 Alterations. Except as expressly set forth in the work letter attached hereto as Exhibit C, Tenant shall not make, or permit to be made, any alterations, additions, improvements or other changes in or to the Premises (“Alterations”), other than the installation of typical office decorations which are not affixed to the realty, without Landlord’s prior written consent. Tenant agrees to submit plans, drawings and specifications for any proposed Alterations to Landlord for Landlord’s prior written consent, which consent shall be withheld or granted in accordance with this Section 12. Provided the proposed Alterations (1) meet or exceed Landlord’s Building Standard specifications, (2) will not affect or be visible from the Common Areas or the exterior of the Building, (3) will not impact the space of any other tenant or occupant of the Building, (4) will not adversely affect the Building Structure or the Building Systems, and (5) will not require Landlord to make improvements to the Building or the Property (or undertake special maintenance, repair or replacement obligations with respect to the Building or the Property) not within the scope of those expressly provided for herein, unless Tenant agrees to pay all costs associated with such improvements or obligations, then Landlord’s consent to such proposed Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall be permitted to make non-structural Alterations (which non-structural Alterations shall be deemed to include painting, carpeting, and other items of primarily decorative effect) and cost less than $50,000 with respect to any single project or series of related projects, without Landlord’s prior consent (but with prior written notice thereof to Landlord), to the extent that such Alterations would not cause Landlord to withhold its consent pursuant to items (1) through (5) set forth in this Section 12.1.

12.2 Tenant’s Systems. In addition, Tenant shall not install, or permit to be installed, (1) any voice, data, Internet, audio-visual, security, or access systems, or the related wiring or cabling within the Building necessary for the operation thereof (“Tenant’s Communications Systems”) or (2) any furniture systems such as modular or DIRTT system (“Tenant’s Furniture Systems”) ((1) and (2) collectively, “Tenant’s Systems”) for Tenant’s business operations without Landlord’s prior written consent. Tenant agrees to submit plans, drawings and specifications for installation of Tenant’s Systems (including the locations and connections of Tenant’s Communications Systems from within the Premises to the Building risers, conduits and systems) to Landlord for Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Provided Tenant’s Systems (1) meet or exceed Landlord’s Building Standard specifications, (2) will not affect or be visible from the Common Areas or the exterior of the Building, (3) will not impact the space of any other tenant or occupant of the Building, (4) will not adversely affect the Building Structure or the Building Systems, and (5) will not require Landlord to make improvements to the Building or the Property (or undertake special maintenance, repair or replacement obligations with respect to the Building or the Property) not within the scope of those expressly provided for herein, unless Tenant agrees to pay all costs associated with such improvements or obligations, then Landlord’s consent to Tenant’s Systems shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, Landlord may require that any wiring or cabling that Tenant desires to have installed in the Building risers be installed at Tenant’s cost by the riser management company (if any) then engaged by Landlord for such purpose, provided the cost and rates of such riser management company are comparable to other such companies in the Boston area that are then performing comparable work in first-class office buildings in downtown Boston.

12.3 Construction Standards. All work performed by or on behalf of Tenant under this Lease (whether constituting part of Tenant’s Work (if any), Alterations, or Tenant’s Systems) shall be made and performed (1) pursuant to plans, drawings and specifications which have been reviewed and approved by Landlord prior to the commencement of the work, (2) pursuant to permitting materials (including applications, plans, narratives and calculations) which have been (a) reviewed and approved by Landlord prior to submission to the applicable government authorities (which approval shall be withheld or granted in accordance with this Section 12) and (b) reviewed, approved by, and filed with, all applicable governmental authorities, (3) by contractors reasonably approved by Landlord, who shall carry insurance of such types and in such amounts as Landlord shall reasonably require, naming Landlord and Landlord’s Insured Parties as additional insureds on a primary non-contributing basis, (4) in a good and workmanlike manner, (5) so that the same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s then current Building Standard specifications as provided by Landlord to Tenant upon Tenant’s request and as the same may be amended by Landlord from time to time, (6) in accordance with the Rules and Regulations (as hereinafter defined) and other provisions of this Lease, and (7) in accordance with all applicable Laws (collectively, the “Construction Standards”).

12.4 Cost of Work; Priority of Work; After-Hours Work.

(1) Cost of Work. Except as expressly set forth in the work letter attached hereto as Exhibit C, all work performed by or on behalf of Tenant under this Lease (whether constituting part of Tenant’s Work (if any), Alterations, or Tenant’s Systems) shall be performed at Tenant’s sole cost and expense.

(2) Priority of Work. If Landlord and Tenant are each performing work pursuant to the terms and conditions of this Lease, including during any period of possession prior to the Commencement Date as described in Section 3.2 above, Landlord and Tenant shall each take commercially reasonable measures to ensure that Landlord’s architects, engineers, contractors, sub-contractors, vendors, service providers and consultants (collectively, “Landlord’s Contractors”) and Tenant’s architects, engineers, contractors, sub-contractors, suppliers, vendors, service providers and consultants (collectively, “Tenant’s Contractors”) cooperate in commercially reasonable ways with each other to avoid any delay in either the work being performed by Landlord or the work being performed by Tenant or any conflict with the performance of either the work being performed by Landlord or the work being performed by Tenant, Tenant acknowledging, however, that in the case of conflict that is not reasonably avoidable, the work being performed by Landlord shall have priority.

(3) After-Hours Work. All work performed by or on behalf of Tenant under this Lease (whether constituting part of Tenant’s Work (if any), Alterations, or Tenant’s Systems) shall be performed during Normal Business Hours; provided, however, that Landlord reserves the right to require that any work which may potentially disturb other tenants in the Building, or conflict with the performance of any work being performed by Landlord in the Building, be performed outside of Normal Business Hours. If Tenant desires to perform any work outside of Normal Business Hours (such work, “After-Hours Work”). Tenant acknowledges and agrees that (1) such After-Hours Work shall be coordinated with Landlord and subject to Landlord supervision, and (2) Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable costs associated with Landlord’s supervisory personnel overseeing the After-Hours Work to the extent such costs are incurred.

12.5 Additional Covenants. In addition, the following additional covenants shall apply to Tenant’s Alterations and Tenant’s Systems:

(1) In consideration of Landlord’s costs associated with the review and supervision of Tenant’s Alterations, Tenant shall pay to Landlord a construction management fee equal to two and one-half percent (2.5%) of the total project cost of Tenant’s Alterations. In addition, Tenant agrees to reimburse Landlord for any third-party out-of-pocket expenses reasonably incurred by Landlord in connection with the review, supervision, and Building operational requirements of Tenant’s Alterations and/or Tenant’s Systems within thirty (30) days after receipt of Landlord’s invoice therefor.

(2) Tenant shall provide Landlord with “as built” plans for any Alterations for which plans are used.

(3) Tenant shall provide Landlord with copies of any warranties for Alterations (including materials and equipment), and either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

(4) Tenant acknowledges and agrees that Landlord shall have the right to examine and inspect all work performed by Tenant under this Lease; provided, however, that no such examination or inspection shall constitute an approval or warranty or give rise to any liability of Landlord with respect thereto.

(5) All work shall be performed in such a manner as to maintain harmonious labor relations. Tenant shall not use (and upon notice from Landlord shall cease using) labor and employment practices that, in Landlord’s good faith judgment, may cause strikes, picketing, boycotts or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Property. If picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant, its employees, agents, contractors, subcontractors or suppliers, in or about the Property, and such activities are not ended within two (2) days after notice to Tenant, Tenant shall immediately cease the work Tenant is performing and remove or cause to be removed all such employees, agents, contractors, subcontractors and suppliers until the dispute has been settled.

(6) Tenant and Tenant’s Contractors shall keep all construction areas clean and free of trash and debris. and not impair or congregate in the Common Areas. Tenant and Tenant’s Contractors shall abide by any construction rules and regulations from time to time established by Landlord.

12.6 Notices Relating to Tenant’s Initial Work. Notwithstanding the notice provisions contained in Section 29 below, Landlord and Tenant acknowledge and agree that any written notices relating Tenant’s performance of the initial work necessary to prepare the Premises for Tenant’s occupancy thereof (such as the installation of Tenant’s Systems) may be sent via email as follows:

If to Landlord, then to Landlord’s construction representative: Kevin Kiley, kkiley@synergy-inv.com.

If to Tenant, then to Tenant’s construction representative: Patricia L. Allen, pallen@zafgen.com.

12.7 Removal of Alterations and Tenant’s Systems. Landlord reserves the right to require that Tenant remove any Alterations and/or Tenant’s Systems installed by or for Tenant (but specifically excluding Landlord’s Work) within or serving the Premises upon the expiration or earlier termination of this Lease. Landlord shall notify Tenant in writing at the same time Landlord consents to Tenant’s proposed Alterations and/or Tenant’s Systems (assuming consent is provided) whether or not such Alterations and/or Tenant’s Systems will be required to be so removed by Tenant at the end of the Term. If Tenant fails to remove any Alterations and/or Tenant’s Systems so required, Landlord shall have all rights to remove any Alterations and/or Tenant’s Systems at Tenant’s expense. Tenant acknowledges and agrees that any Alterations and/or Tenant’s Systems installed by or for Tenant within or serving the Premises shall be the property of Tenant during the Term. Any Alterations and/or Tenant’s Systems not removed by Tenant shall, at Landlord’s option, become the property of Landlord (without payment by Landlord) at the expiration or earlier termination of this Lease.

12.8 Special Provisions Relating to Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation of telecommunications systems, including voice, data, Internet, audiovisual, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent not to be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the Rules and Regulations, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services, or enter into any new agreements with telecommunications companies, and that Landlord shall have no liability to Tenant or any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

13.	INSPECTION.

Landlord and Landlord’s Insured Parties, and their representatives, shall have the right at all reasonable times and upon reasonable notice of not less than twenty-four (24) hours’ prior notice (except in the event of an emergency, and with respect to the provision of janitorial services pursuant to Section 9.1(3) above, when no notice shall be required) to enter the Premises to (1) show the same to existing or prospective lenders or purchasers and/or (2) inspect the same and perform maintenance or make repairs or replacements therein as permitted and required by this Lease; provided, however, that Landlord shall use commercially reasonable efforts to avoid undue disturbance of Tenant’s use and occupancy of the Premises in connection with its exercise of any access rights as provided herein. During the last twelve (12) months of the Term, or any extension thereof, Landlord and its representatives may, upon twenty-four (24) hours advance notice to Tenant, gain access to the Premises for the purpose of showing the same to prospective tenants. Entry hereunder shall not constitute a constructive eviction or entitle Tenant to an abatement of Rent. Notwithstanding the notice provisions contained in this Lease, Landlord and Tenant acknowledge and agree that any notices required hereunder may be given by telephone or email.

14.	FIRE OR OTHER CASUALTY.

14.1 In the event of damage to or destruction of the Premises or the Building caused by fire or other casualty (“Event of Casualty”), Landlord shall, within sixty (60) days after the Event of Casualty, provide Tenant with a good faith estimate of the time required to repair such damage to the Premises or the Building, as the case may be. If, in Landlord’s reasonable judgment, the damage is of such nature or extent that (1) more than two hundred-ten (210) days after the Event of Casualty would be required (with normal work crews and normal work hours) to repair and restore the Premises or the Building, or (2) less than one (1) year remains on the then current Term of this Lease and more than ninety (90) days after the Event of Casualty would be required (with normal work crews and normal work hours) to repair and restore the Premises or the Building, then the Premises or the Building, as the case may be, shall be deemed “substantially damaged.” If the Premises or the Building are deemed “substantially damaged,” Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within ninety (90) days after the Event of Casualty. In addition, if the Premises or the Building are deemed “substantially damaged,” and if as a result of the same the Premises are rendered untenantable for the Permitted Use, then Tenant may elect to terminate this Lease by giving Landlord written notice of such termination within fifteen (15) days after receipt from Landlord of the estimated period of repair and restoration. If either party elects to terminate this Lease as set forth above, then the Term of this Lease shall expire thirty (30) days after the date such written notice is given, Base Rent, and charges on account of Taxes and Operating Expenses, shall be equitably abated from the date of the Event of Casualty for any portion of the Premises that is unusable (and unused) by Tenant, and Tenant shall thereafter vacate the Premises and surrender the same to Landlord in accordance with the terms, covenants and conditions of this Lease.

14.2 In the event this Lease is not terminated pursuant to the terms of Section 14.1 above and is otherwise in full force and effect, and sufficient casualty insurance proceeds are available for application to such repair and restoration and Landlord’s mortgagee (if any) releases the same for such repair and restoration, Landlord shall repair and restore the Premises or the Building, as the case may be (including Landlord’s Work, if any) to substantially the same condition in which it was immediately prior to the Event of Casualty, subject to applicable Laws; provided, however, that Landlord shall not be obligated to repair or restore (1) any Tenant’s Work (if any), Alterations, or Tenant’s Systems, even if such work was performed by Landlord’s contractors (and regardless of whether or not Tenant is required to remove or leave the same at the expiration or earlier termination of this Lease), or (2) any of Tenant’s Property (as hereinafter defined), unless Tenant, in a manner satisfactory to Landlord, assures payment in full of all costs as may be incurred by Landlord in connection therewith.

14.3 When Landlord’s repair and restoration work has been completed, Tenant shall complete the restoration of (1) all of Tenant’s Work (if any), Alterations, and Tenant’s Systems and (2) all of Tenant’s Property which are necessary to permit Tenant’s re-occupancy of the Premises for the Permitted Use. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Base Rent, and charges on account of Taxes and Operating Expenses, shall be equitably abated from the date of the Event of Casualty until the Premises has been substantially restored to the extent of Landlord’s obligations above. Notwithstanding the foregoing, if the Event of Casualty was due to the act or omission of Tenant or any Tenant Party, such abatement or reduction shall be made only if and to the extent of any proceeds of rental interruption insurance actually received by Landlord and allocated to the Premises.

15.	EMINENT DOMAIN.

If (1) the whole or a material portion of the Premises shall be taken or condemned by a governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), or (2) if the owner elects to convey title to the condemnor by a deed in lieu of condemnation, or (3) if all or any portion of the Property are so taken, condemned or conveyed and as a result thereof, in Landlord’s reasonable judgment, the Premises are rendered untenantable for the Permitted Use, then this Lease shall cease and terminate as of the earlier of the date as of which Tenant is required to vacate the Premises or the date when title vests in such governmental or quasi-governmental authority and Base Rent, and charges on account of Taxes and Operating Expenses, shall be abated as of that date. If less than a material portion of the Premises shall be taken or condemned by a governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), then this Lease shall continue in full force and effect; provided, however, that Base Rent, and charges on account of Taxes and Operating Expenses, shall be equitably abated on the date when such title vests in such governmental or quasi-governmental authority. In any case, Tenant shall have no claim against Landlord for any portion of the amount that may be awarded as damages as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat or such taking or condemnation); and all rights of Tenant to damages therefor are hereby assigned by Tenant to Landlord. The foregoing shall not, however, deprive Tenant of any separate award for Tenant’s personal property, moving expenses, dislocation damages or for any other award which would not reduce the award payable to Landlord and Landlord’s mortgagee (if any). As used herein, “material portion of the Premises” shall mean such amount that, in Landlord’s reasonable judgment, would render more than fifty percent of the Premises untenantable for the Permitted Use.

16.	TENANT’S PROPERTY.

Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon Tenant’s Property. If any of Tenant’s Property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant’s Property within ten (10) Business Days after receipt of a written statement from Landlord setting forth the taxes attributable to Tenant’s Property. As used herein, “Tenant’s Property” includes, but is not limited to, all inventory, merchandise, furniture, fixtures, equipment (including computer equipment and any data stored thereon), and personal property placed in the Premises by Tenant and all computer, telecommunications or other cabling and wiring installed in the Premises or elsewhere in the Building by or for the benefit of Tenant. Tenant hereby acknowledges and agrees that Landlord’s insurance policies do not cover Tenant’s Property.

17.	ASSIGNMENT AND SUBLETTING.

17.1 Prohibition.

(1) Except as expressly provided herein, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be mortgaged, pledged or encumbered, whether voluntarily, involuntarily, by operation of law or otherwise. In addition, except as expressly provided herein, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than the Permitted Use, or be sublet (which term shall include, without limitation, granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord (all of the foregoing actions described in this sentence are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Without limiting the foregoing, any agreement pursuant to which: (a) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of the Base Rent or Additional Rent under this Lease; and/or (b) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes here of be deemed to be a Transfer of this Lease and subject to the provisions of Section 17. A Transfer under Section 17 shall also include a sale or other transfer (by one or more transfers) of any of the following: the voting stock, partnership interests, membership or other equity interests in Tenant (or any other mechanism such as the issuance of additional stock or the creation of additional partnership or membership interests) which results in a change of control of Tenant or a sale or other transfer (in one or more transfers) of fifty percent (50%) or more of the assets of Tenant, as if such transfer were an assignment of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed an assignment within the meaning of this Section; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a Transfer under Section 17.

(2) Notwithstanding the foregoing, Landlord’s consent shall not be required under Section 17.1(1) (and Section 17.4 and Section 17.5 shall not apply) to either (a) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (b) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant; provided, however, that (i) the successor to Tenant has a Tangible Net Worth (as hereinafter defined) at least equal to the greater of (x) the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer, or (y) the Tangible Net Worth of Tenant on the date of this Lease, (ii) (proof reasonably satisfactory to Landlord of the Tangible Net Worth of both the Transferee and Tenant shall have been delivered to Landlord within ten (10) days of the effective date of any such transaction, (iii) the Transfer is for a valid business purpose of Tenant and is not a subterfuge for the provisions of Section 17, and (iv) Tenant and Transferee execute an agreement in form and substance satisfactory to Landlord in its reasonable discretion, which agreement shall require Transferee to be bound by all the obligations of Tenant hereunder, including the covenant against further assignment and subletting without Landlord’s prior consent in accordance with the provisions of this Section 17, and include Transferee’s representation and warranty that it is in compliance with the OFAC (as hereinafter defined) provisions set forth in Section 41. As used herein, “Tangible Net Worth” shall mean total assets minus intangible assets (including goodwill, patents, trademarks and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles consistently applied.

17.2 Landlord’s Consent.

(1) If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (a) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than two hundred ten (210) days after the date of delivery of the Transfer Notice, (b) all of the terms of the proposed Transfer, which shall include the consideration therefor and a description of the portion of the Premises to be transferred (if a proposed sublease), (c) final drafts of all documents effectuating the proposed Transfer (provided that Tenant shall not be required to disclose any documents in any manner which would constitute a violation of the rules and regulations of the U.S. Securities and Exchange Commission or any other applicable Laws), and (d) the name and address of the proposed Transferee, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee, and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business, and proposed use of the Premises.

(2) In the event Landlord does not exercise its options pursuant to Section 17.5 below to recapture the Premises or terminate this Lease in whole or in part, Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) there shall not be an Event of Default that remains uncured; (b) in Landlord’s reasonable judgment the proposed Transferee is engaged in a business which is in keeping with the then standards of the Building and the Property and the proposed use is limited to the Permitted Use; (c) the proposed Transferee is a reputable entity and has sufficient financial worth and stability in light of the responsibilities to be undertaken, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion; (d) so long as Landlord has comparable space to lease to said proposed Transferee neither (i) the proposed Transferee nor (ii) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then an occupant of any part of the Property; (e) the proposed Transferee is not a person or entity with whom Landlord is then, or during the preceding six (6) months has been, actively negotiating to lease space at the Property so long as Landlord has comparable space to lease to said proposed Transferee neither; (f) the proposed Transfer shall be in form reasonably satisfactory to Landlord and shall comply with the applicable. provisions of Section 17; (g) Tenant shall not have advertised or publicized in any way the availability of the Premises at rental rate less than the base rent and additional rent at which Landlord is then offering to lease other space located in the Building without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the prohibition contained in this clause (g) shall not apply to Tenant discussing any such availability with, or sending proposals to, any prospective Transferee; (h) with respect to a proposed sublease, the proposed sublease involves, in Landlord’s reasonable judgment, a portion of the Premises which is independently leasable space; (i) with respect to and after taking into account a proposed sublease, there will not be more than two (2) different entities (including Tenant) occupying the Premises; (j) the character of the business to be conducted or the proposed use of the Premises by the proposed Transferee or the identity of the proposed Transferee will not create or increase the likelihood of any labor disputes, disharmony, strikes or any other form of protests occurring at the Property; (k) the proposed Transfer shall not have (or potentially have)

any adverse effect on any real estate investment trust qualification requirements of Landlord or any of its Affiliates or otherwise cause Landlord or any of its Affiliates to be in violation of any Laws to which Landlord or such Affiliate is subject, including the Employment Retirement Income Security Act of 1974; (1) the holder of any Superior Mortgage and/or Superior Lease, as applicable, consents to such Transfer; and (m) neither the identity nor business of the proposed Transferee would cause Landlord to be in violation of any covenant or restriction contained in another lease at the Property.

17.3 Acceptance of Rent. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of this Lease, Landlord may, at any time and from time to time, collect rent and other charges from the Transferee, and apply the net amount collected to the Rent and other charges herein reserved, but no such Transfer, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the Transferee as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular Transfer or other act for which Landlord’s consent is required under Section 17.1(1) shall not in any way diminish the prohibition stated in Section 17.1(1) as to any further such Transfer or other act or the continuing liability of the original named Tenant. No Transfer hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor.

17.4 Excess Payments. If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (1) any and all compensation received by Tenant as a result of such Transfer, net only of reasonable expenses actually incurred by Tenant in connection with such Transfer for brokerage commissions, attorneys’ fees rental concessions, improvement expenses (including the out-of-pocket cost during the initial subtenant work), and allowances (prorated over the term of the Transfer), exceeds (2) in the case of an assignment, the Base Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Base Rent and Additional Rent allocable to the portion of the Premises subject to such subletting. Such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

17.5 Landlord’s Recapture Right. Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to any proposed Transfer, Landlord shall have the right, to be exercised in writing within thirty (30) days after receipt of a Transfer Notice, (1) to terminate this Lease (in the event of a proposed assignment), or (2) to recapture that portion of the Premises to be subleased (in the event of a proposed sublease comprising fifty percent (50%) or more of the Premises). If Landlord elects to terminate this Lease, this Lease shall terminate as of the date (the “Recapture Date”) which is the proposed effective date of such Transfer, as if such date were the last day of the Term of this Lease. If Landlord elects to terminate only that portion of the Premises to be subleased, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Base Rent and Additional Rent shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.

17.6 Further Requirements. Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in Section 17.1(1), whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant provided that such costs shall not exceed $3,500 in connection with any such proposed Transfer. Any Transfer to which Landlord gives its consent shall not be valid unless and until Tenant and Transferee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion, which consent agreement shall require Transferee to be bound by all the obligations of Tenant hereunder, including the covenant against further assignment and subletting, and include Transferee’s representation and warranty that it is in compliance with the OFAC provisions set forth in Section 41. Any sublease shall provide that: (1) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (2) such sublease is subject and subordinate to this Lease; (3) Landlord may enforce the provisions of the sublease, including collection of rents; and (4) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord, but nevertheless Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease; (b) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (c) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

18.	SIGNAGE; DIRECTORIES.

18.1 Except as provided in this Section 18, Tenant may not place on the interior or exterior of the Premises (including on both the exterior and interior doors and windows) or on any part of the Building outside of the Premises, any awnings, canopies or other projections; any signs, symbols, flyers, notices or advertisements; or any other items visible to public view from outside of the Premises. For the avoidance of doubt, Tenant may place Tenant’s corporate name and/or logo on the entry door to the Premises from the floor lobby pursuant to Section 18.2 below. Tenant may install its own blinds (or other window treatments) in the Premises only if the same shall not in any way interfere with the standard blinds (or other window treatments) for the Building, subject to (a) Landlord’s prior written consent and (b) the Construction Standards set forth in Section 12.3.

18.2 Landlord shall provide and maintain (1) in the CP3 lobby of the Building, an alphabetical directory board or other directory device listing all tenants in the CP3 portion of the Building, including a single directory listing for Tenant, and (2) in the CP3 elevator lobby of the floor on which the Premises are located, an alphabetical directory board or other directory device listing all tenants on the floor of the CP3 portion of the Building, including a single directory listing for Tenant. Tenant shall have the option to install identification signage using Tenant’s corporate name and/or logo at the entrance of the Premises, subject to (a) Landlord’s prior written consent and (b) the Construction Standards set forth in Section 12.3.

19.	INSURANCE.

19.1 Landlord’s Insurance. Landlord shall, at all times during the Term of this Lease, procure and maintain, at a minimum, the following coverages:

(1) Property. Property insurance for the Building’s replacement value; provided, however, that Landlord shall not be obligated to insure (a) any Tenant’s Work (if any), Alterations, or Tenant’s Systems, or (b) any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises.

(2) Commercial General Liability. Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be included as an additional insured on any policy of liability insurance maintained by Landlord.

(3) Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Landlord’s insurance coverage may be effected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such commercially reasonable deductibles as Landlord may elect in its discretion. The cost of such insurance shall be included as part of Operating Expenses; provided, however, that if the annual cost to Landlord for any insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.

19.2 Tenant’s Insurance.

Tenant shall, at all times during the Term of this Lease (or such earlier or later period as Tenant is in possession of the Premises or any portion thereof), procure and maintain at its sole cost and expense:

(1) Property. Property insurance the equivalent of “causes of loss—special form” including flood, earthquake, windstorm, theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and for the restoration of Tenant’s alterations, additions, or improvements to the Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements to the Premises that Tenant cannot remove at the expiration or earlier termination of this Lease wherein ownership then reverts to Landlord. Tenant may self-insure for flood and earthquake insurance coverages; provided, however, that such self-insurance shall not reduce or modify Tenant’s obligations hereunder to repair or replace damage caused by such floor or earthquake.

(2) Business Income and Extra Expense. Business income and extra expense insurance coverage for a period of no less than 12 months.

(3) Commercial General Liability. Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Property. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	2,000,000
Products/Completed Operations Aggregate	1,000,000
Personal and Advertising Injury Liability	1,000,000
Fire Damage Legal Liability	100,000
Medical Payments	5,000

Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability coverage shall be written on the most current ISO CGL form (or its equivalent), shall include contractual liability (to specifically include coverage for the indemnification provisions of this Lease), premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(4) Business Automobile Liability. If parking is provided for pursuant to the terms and conditions of this Lease (or another agreement by and between Landlord and Tenant), business automobile liability insurance covering owned, hired and non-owned vehicles with minimum limits of $1,000,000 combined single limit per occurrence.

(5) Workers’ Compensation and Employer’s Liability. Workers’ compensation insurance in accordance with the Laws of the state in which the Premises are located with employer’s liability insurance in an amount not less than $1,000,000 per accident, $1,000,000 per employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease.

(6) Umbrella/Excess Liability. Umbrella/excess liability insurance, on an occurrence basis, that applies in excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:

Each Occurrence	$5,000,000
Annual Aggregate	5,000,000

Umbrella/excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured. The umbrella/excess liability policies shall also provide that they apply before any other insurance, whether primary, excess, contingent or on any other basis, available to an additional insured on which the additional insured is a named insured (which shall include any self-insurance), and that the insurer will not seek contribution from such insurance.

19.3 Insurer Rating: Certificates of Insurance; Additional Insureds. All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the Property is located with a rating of at least “A-: VIII” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. The liability policies required to be maintained by Tenant hereunder shall name Landlord and Landlord’s Insured Parties as additional insureds on a primary non-contributing basis. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises, and thereafter during the Term at least ten (10) days prior to each renewal date, and within ten (10) Business Days following Landlord’s request thereof.

Certificates of insurance shall evidence that Landlord and Landlord’s Insured Parties are included as additional insureds on a primary non-contributing basis on liability policies, and that Landlord is included as loss payee on the property insurance set forth in Section 19.2(1) above. Further, each policy shall contain provisions giving Landlord and each of the other additional insureds at least thirty (30) days’ prior written notice of any cancellation, non-renewal or material change in coverage other than notice of cancellation due to non-payment of premium; written notice of cancellation due to non-payment of premium shall be require at least ten (10) days’ prior written notice.

(1) In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to delivery or possession of the Premises, and thereafter during the Term within ten (10) days following Landlord’s request thereof, and ten (10) days prior to the expiration of any such coverage, such failure shall constitute an Event of Default under this Lease and, in addition to all remedies contained herein, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(2) The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 19.4 below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(3) Landlord covenants that Tenant insurance requirements stipulated in Section 19.2 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits in reasonable amounts as industry standards change or changes are required by a Superior Mortgagee or Superior Lessor.

(4) Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, workers’ compensation and employer’s liability, and umbrella/excess liability coverages in substantially the same forms as required of Tenant under this Lease and in amounts approved by Landlord. The liability policies required to be maintained by contractor hereunder shall name Landlord and Landlord’s Insured Parties as additional insureds on a primary non-contributing basis.

(5) All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the Property is located with a rating of at least “A-: VIII” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises. Further, each policy shall contain provisions giving Landlord and each of the other additional insureds at least thirty (30) days’ prior written notice of any cancellation, non-renewal or material change in coverage other than notice of cancellation due to non-payment of premium; written notice of cancellation due to non-payment of premium shall be require at least ten (10) days’ prior written notice. The above requirements shall apply equally to any subcontractor engaged by contractor.

19.4 Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming by, through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in full force and effect only to the extent permitted by applicable Law and only to the extent that the cost of repairing such damage is covered by insurance or would have been covered by insurance proceeds payable under any policy (including the deductible and/or uninsured portion thereof) required to be maintained under this Lease, but not so maintained. Each policy of such insurance shall contain a waiver of subrogation by the insurer against Landlord or Tenant, as the case may be.

19.5 Additional Limitations. In addition, notwithstanding anything contained herein or elsewhere in this Lease to the contrary, Landlord will not be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the Building or for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes or falling plaster, or electrical wiring or for any damage or loss of property within the Premises from any causes whatsoever, including theft and/or acts or threatened acts of terrorism, damage or injury due to mold, excepting only losses or damages resulting from the negligence or willful misconduct of Landlord.

20.	INDEMNIFICATION.

To the maximum extent enforceable by Law and subject to the waiver of subrogation set forth in Section 19.4 above, Tenant covenants and agrees to indemnify, defend (with counsel reasonably acceptable to Landlord), protect and save Landlord, together with (1) Landlord’s Agents and (2) Landlord’s Insured Parties, from and against any and all third-party claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of (a) any accident, injury or damage occurring in or on the Premises during the Term or for so long as Tenant remains in possession of the Premises; and (b) the omission, fault, willful act, negligence or other misconduct of Tenant or any Tenant Party in, on or about the Property. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.

To the maximum extent enforceable by Law and subject to any waiver of subrogation, Landlord covenants and agrees to indemnify, defend (with counsel reasonably acceptable to Tenant), protect and save Tenant, together with Tenant’s agents, employees and contractors, from and against any and all third-party claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of the gross negligence or other misconduct of Landlord and Landlord’s Agents in, on, or about the Building or the Project.

21.	NOISE: VIBRATIONS: ODORS.

Tenant shall conduct Tenant’s operations so as to minimize, to the greatest extent reasonably practicable, the emanation of noises, vibrations, odors, fumes, vapors and gases of any kind from the Premises. If Landlord reasonably determines that Tenant is not sufficiently minimizing the emanation of noises, vibrations, odors, fumes, vapors and gases of any kind from the Premises, Landlord reserves the right to require Tenant to install, at Tenant’s sole cost and expense, such insulation, partitions, equipment and systems (including sound-proofing/masking, ventilation and exhaust systems, as applicable) as may be reasonably required by Landlord to achieve that end.

22.	HAZARDOUS MATTER.

22.1 Except for customary office and cleaning supplies used in accordance with all applicable Laws, Tenant and Tenant Parties shall not (a) generate, use or store any Hazardous Matter (as hereinafter defined) in any manner in or on the Property (including the Premises), (b) Release (as hereinafter defined) any Hazardous Matter in any manner in, on or from the Property (including the Premises), or (c) introduce any Hazardous Matter in any manner to the Property (including the Premises). As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

22.2 Tenant shall promptly notify Landlord in writing of any incident in or on the Property (including the Premises) involving the presence of Hazardous Matter or violation (or possible violation) of Environmental Requirements by Tenant. Tenant shall promptly deliver to Landlord copies of any notices, orders or other communications received from any government agency or official concerning the presence of Hazardous Matter or violation (or alleged violation) of Environmental Requirements.

22.3 Tenant hereby acknowledges and agrees that it is and shall be fully responsible for all costs, expenses, damages and liabilities (including those incurred by Landlord and Landlord’s mortgagee (if any)) which may occur from the breach or default by Tenant or any Tenant Party of any of Tenant’s obligations under Section 22. To the maximum extent enforceable by Law, Tenant covenants and agrees to indemnify, defend (with counsel reasonably acceptable to Landlord), protect and save Landlord, together with (1) Landlord’s Agents and (2) Landlord’s Insured Parties, from and against any and all Environmental Damages (as hereinafter defined) which may be asserted by any person or entity, or government agency, or which the indemnified parties may sustain or be put to on account of (a) the generation, use, storage, Release or introduction of any Hazardous Matter by Tenant or any Tenant Party; (b) the violation of any Environmental Requirements by Tenant or any Tenant Party; and (c) the breach or default by Tenant or any Tenant Party of any of Tenant’s obligations under Section 22.

To the extent that Hazardous Matter is discovered in the Premises during any construction of Landlord’s Work in the Premises, Landlord shall be solely responsible for mitigating, removing or encapsulating such Hazardous Matter as required by Environmental Requirements.

22.4 The provisions of this Section shall be in addition to any other obligations and liabilities Tenant may have to Landlord under this Lease or otherwise at law or in equity, and in the case of conflict between Section 22 and any other provision of this Lease, the provision imposing the most stringent requirement on Tenant shall control. The provisions of Section 22 shall survive the expiration or earlier termination of this Lease.

22.5 The following terms as used herein shall have the meanings set forth below:

(1) “Hazardous Matter” shall mean any substance: (a) which is or becomes defined as “hazardous waste,” “hazardous material,” “hazardous substance,” ‘‘toxic substance,” “oil,” “infectious medical waste,” “hazardous medical waste” or similar in any Law; or (b) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to health or the environment and which is or becomes regulated and the presence of which requires investigation or remediation pursuant to all applicable Law.

(2) “Environmental Requirements” shall mean all applicable Laws, the provisions of any and all approvals, and the terms, covenants and conditions of this Lease insofar as the same relate to the Release, maintenance, use, keeping in place, transportation, disposal or generation of Hazardous Matter, including those pertaining to reporting, licensing, permitting, health and safety of persons, investigation, containment, remediation, and disposal.

(3) “Environmental Damages” shall mean all liabilities, injuries, losses, claims, damages (whether punitive, special, consequential or otherwise), settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup, including costs incurred in connection with any investigation or assessment of site conditions or of health of persons using the Building or the Property; risk assessment and monitoring; any cleanup, remedial, removal or restoration work required by any governmental agency or recommended by Landlord’s environmental consultant; any decrease in value of the Property; any damage caused by loss or restriction of rentable or usable space in the Property; or any damage caused by adverse impact on marketing or financing of the Property.

22.6 Landlord represents and warrants that, as of the Execution Date, to the best of its knowledge, it is unaware of the existence of any Hazardous Matter in the Premises of the Execution Date in violation of applicable Environmental Requirements.

22.7 To the extent that Hazardous Matter now or hereafter exist in the Premises, and such Hazardous Materials were not brought to the Property (or exacerbated, uncovered or disturbed) by Tenant or anyone claiming by, through or under Tenant, Landlord shall remove or remediate such Hazardous Matter as required by applicable Environmental Requirements.

23.	TENANT ESTOPPEL CERTIFICATES.

23.1 Upon request, and within ten (10) Business Days after written notice given by or on behalf of Landlord, Tenant shall furnish Landlord with a tenant estoppel certificate signed by Tenant certifying as to such matters relating to the then current status of this Lease as may be reasonably requested by Landlord (or any Superior Lessor (as hereinafter defined), Superior Mortgagee (as hereinafter defined), prospective lessor, prospective mortgagee, prospective purchaser or other party), including:

(1) The Commencement Date and Expiration Date of this Lease;

(2) That this Lease is unmodified and in full force and effect or, if there has been a modification, that the same is in full force and effect, as modified, and stating such modification;

(3) Whether to the Tenant’s actual knowledge there are any defaults by Landlord or Tenant hereunder (without any duty of investigation);

(4) Whether to Tenant’s actual knowledge there are any existing setoffs or defenses against the enforcement of any of the terms, covenants and conditions of this Lease and whether there are any obligations of Landlord or Tenant to be performed or complied with and, if so, specifying the same;

(5) The date to which Base Rent, Additional Rent and all other charges have been paid;

(6) The amount of any security deposit or letter of credit hereunder; and

(7) Any other matters reasonably requested.

23.2 Any statement furnished pursuant to this Section may be relied upon by Landlord (or any Superior Lessor, Superior Mortgagee, prospective lessor, prospective mortgagee, prospective purchaser or other party). If Tenant fails to execute any tenant estoppel certificate within the time-frame required by this Section, and such failure continue for more than five (5) days after Tenant’s receipt of a second notice from Landlord requesting such tenant estoppel certificate, then (1) such failure shall, at Landlord’s option, be deemed an Event of Default, without the requirement that Landlord give any additional notice and cure period and (2) Tenant shall pay to Landlord a fee in the amount of $200.00 per day for each day beyond the applicable time period that Tenant fails to execute and deliver such certificate. Such fee shall be in addition to Landlord’s other remedies hereunder.

24.	SUBORDINATION.

24.1 This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases, now or hereafter affecting the Building or the Property, and each of the terms, covenants and conditions thereto (the “Superior Leases”), and to all mortgages and deeds of trust, now or hereafter affecting the Building or the Property or the Superior Leases, and each of the terms, covenants and conditions thereto (the “Superior Mortgages”), whether or not such Superior Mortgages shall also cover other land, buildings or leases, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Leases and Superior Mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. However, should any such Superior Lessor or Superior Mortgagee request that this Lease be made superior, rather than subordinate, to any such ground or underlying lease and/or mortgage, then Tenant, within ten (10) Business Days following Landlord’s written request therefor, agrees to execute and deliver, without charge, any and all documents (in form acceptable to Landlord and such Superior Lessor or Superior Mortgagee) effectuating such priority.

24.2 Upon request, and within ten (10) Business Days after written notice given by or on behalf of Landlord, Tenant shall execute, acknowledge and deliver to Landlord any reasonable instrument of subordination and non-disturbance that Landlord (or any Superior Lessor, Superior Mortgagee, prospective lessor, prospective mortgagee, prospective purchaser or other party) may reasonably request. If Tenant fails to execute any instrument of subordination within the time-frame required by this Section, and such failure continue for more than five (5) days after Tenant’s receipt of a second notice from Landlord requesting such instrument of subordination, then (1) such failure shall, at Landlord’s option, be deemed an Event of Default, without the requirement that Landlord give any additional notice and cure period and (2) Tenant shall pay to Landlord a fee in the amount of $200.00 per day for each day beyond the applicable time period that Tenant fails to execute and deliver such instrument. Such fee shall be in addition to Landlord’s other remedies hereunder.

24.3 As used herein, “Superior Lessor’’ shall mean the lessor of a Superior Lease or its successor in interest. As used herein, “Superior Mortgagee” shall mean the holder of a Superior Mortgage or its successor in interest. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called the “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease (without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, then this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants and conditions as are set forth in this Lease, except that the Successor Landlord shall not (1) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder, in which event Successor Landlord’s responsibility for such act or omission shall be determined as if the act or omission had first arisen upon the vesting of record title in Successor Landlord; (2) be subject to any offsets, counterclaims or defenses which have accrued to Tenant against Landlord prior to the date upon which such Successor Landlord shall obtain record title to the Property; (3) be bound by any Rent or other charges which Tenant may have paid to Landlord more than thirty (30) days in advance of the due date thereof; (4) be bound by any security deposit, tax escrow or insurance escrow which Tenant may have paid to Landlord, except to the extent such security deposit and escrowed funds are received by the Successor Landlord; or (5) be bound by any amendment or modification of this Lease or any consent by Landlord under this Lease to any sublease or assignment of Tenant’s interest in this Lease made without the Successor Landlord’s prior written consent (provided that such consent shall not be required with respect to any amendments that merely memorialize the exercise of an option or right contained in the Lease). With respect to any the current Superior Mortgagee or any future Superior Lessor or Superior Mortgagee, Landlord shall use commercially reasonable efforts to deliver a subordination, non-disturbance and attornment agreement from such Superior Lessor or Superior Mortgagee on its standard form; provided, however, that failure to obtain such agreement shall not be a default by Landlord hereunder, prohibit the mortgaging of the Property by Landlord or limit the subordination provisions of this Section 24.

24.4 Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Superior Lessor and Superior Mortgagee whose address has been given to Tenant, and affording such Superior Lessor and Superior Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

25.	EVENTS OF DEFAULT: REMEDIES.

25.1 Events of Default. If, at any time subsequent to the Effective Date of this Lease, any one or more of the following events (each an “Event of Default”) shall occur:

(1) Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other amount, deposit, reimbursement or sum due and payable hereunder, upon the date when said payment is due; provided, however, that on the first occasion only during any calendar year, Landlord shall furnish Tenant with written notice of such failure and permit Tenant a five (5)-day period to cure such failure;

(2) Failure by Tenant to perform or observe any other covenant, condition or agreement of this Lease and such failure continues, after written notice given by or on behalf of Landlord to Tenant, for more than thirty (30) days (or such longer period (not to exceed ninety (90) days) as may be reasonably necessary to cure such default, provided that Tenant commences such cure within the thirty (30) day period and thereafter diligently pursues the same to completion); provided, however, that if the applicable covenant, condition or agreement of this Lease provides for a shorter time period for performance, the shorter time period for performance shall apply;

(3) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant;

(4) Tenant or any Guarantor shall (a) make an assignment for the benefit of creditors, (b) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (c) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or of all or any part of Tenant’s or Guarantor’s property, (d) file a petition seeking an order for relief under Title 11 of the United States Code, as now or hereafter amended or supplemented (the “Bankruptcy Code”), or by filing any petition under any other Law for the same or similar relief, or (e) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other Law for the same or similar relief, within sixty (60) days after such proceeding is initiated; or

(5) Any lien has been filed against the Property, or any portion thereof, as a result of Tenant’s acts, omissions or breach of this Lease, and Tenant fails, within thirty (30) days after the lien is filed, either (a) to cause such lien to be removed from the Property, or (b) to furnish a bond sufficient to remove such lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be reasonably satisfactory, in form and substance to Landlord;

then in any such case Landlord may exercise any of Landlord’s rights or remedies available under this Lease, at law or in equity.

25.2 Remedies.

(1) Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

(a) Landlord may continue this Lease in full force and effect, and collect Rent and other charges as and when due, without prejudice to Landlord’s right to subsequently elect to terminate this Lease on account of such Event of Default;

(b) Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or earlier termination of this Lease, and Tenant shall remain liable for damages as hereinafter set forth in this Section 25.2. This Lease may also be terminated by a judgment specifically providing for termination;

(c) Intentionally omitted;

(d) Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and recover from Tenant, as Additional Rent, the reasonable costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 25.2(1)(d) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein; and

(e) Landlord shall have the right to recover damages from Tenant, as set forth in this Section 25.2.

(2) Upon any termination of this Lease, Landlord, at its sole election, may (a) re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, (b) remove all property from the Premises and store the same in a public warehouse or elsewhere at Tenant’s expense, and/or (c) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. It shall not constitute a constructive or other termination of this Lease or Tenant’s right of possession if Landlord (i) performs maintenance or makes repairs or replacements in the Premises, (ii) performs any unperformed obligations of Tenant, (iii) stores or removes Tenant’s property from the Premises after Tenant’s dispossession, (iv) attempts to relet, or, in fact, does relet, the Premises, or (v) seeks the appointment of a receiver to protect Landlord’s interest under this Lease.

(3) If this Lease shall have been terminated as provided in this Section, Tenant shall pay Base Rent, Additional Rent and all other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (a) Base Rent, Additional Rent and all other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses incurred by Landlord in connection with such reletting, including all repossession costs, brokerage commissions, attorneys’ fees, advertising expenses, cleaning expenses, alteration expenses, tenant improvement allowances, rental and other economic concessions; and (b) if, in accordance with the terms, covenants and conditions of this Lease, Tenant commenced payment of the full amount of Base Rent on any day other than the Commencement Date, the amount of Base Rent that would have been payable during the period beginning on the Commencement Date and ending on the day Tenant commenced payment of the full amount of Base Rent hereunder. Tenant shall pay the portion of such current damages referred to in clause (a) above to Landlord monthly on the days which the Base Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (b) above to Landlord upon such termination.

(4) At any time after termination of this Lease as provided in this Section, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Base Rent, Additional Rent and all other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Tax Year or Expense Year plus a three percent (3%) annual increase per year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair market rental value of the Premises for the same period.

(5) In the alternative, at any time after termination of this Lease as provided in this Section, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the sum of the Base Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination, plus (a) the amount of the Base Rent and all Additional Rent of any kind accrued and unpaid at the time of such termination, and (b) any and all expenses which the Landlord may have incurred for and with respect to the termination of this Lease and collection of any of such rent.

(6) In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to, shorter than, or longer than the period which would otherwise have constituted the balance of the Term of this Lease, and may grant rental and other economic concessions to the extent that Landlord considers advisable and necessary to relet the same, and (b) make such alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant, for itself and any and all persons claiming by, through or under Tenant, including its creditors, upon the termination of this Lease and of the Term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any Law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future Law or decision, to redeem the Premises or for a continuation of this Lease for the Term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

(7) In addition to any other remedies under Section 25, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant’s breach of its obligations under this Lease, including all costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including all repossession costs, brokerage commissions, attorneys’ fees, advertising expenses, cleaning expenses, alteration expenses, tenant improvement allowances, rental and other economic concessions, and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 25.2(7) shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly required under applicable Law. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period equal to, shorter than, or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting. If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in Section 25.2(3), Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (a) all expenses incurred or paid by Landlord in collecting such rents, and (b) any theretofore unrecovered costs associated with the termination of this Lease or Landlord’s reentry into the Premises, including any theretofore unrecovered expenses of reletting or other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or, if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease. If Landlord terminates this Lease due to an Event of Default, then Landlord shall use commercially reasonable efforts to relet the Premises; provided, however, that (A) Landlord shall not be obligated to solicit or entertain negotiations with a replacement tenant for the Premises unless and until Landlord obtains full and complete possession of the Premises, including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (B) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises at the Property suitable for the replacement tenant’s use are (or soon will be) available; (C) Landlord shall not be obligated to lease the Premises to a replacement tenant at a rate that is less than the rate that Landlord is advertising space at the Property (on a per rentable square foot basis); (D) Landlord shall not be obligated to enter into a lease with a replacement tenant under terms, covenants and conditions that are unacceptable to Landlord, including, without limitation, a replacement tenant whose use would: (1) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Property, (2) adversely affect, in Landlord’s good faith opinion, the reputation of the Property, or (3) be incompatible, in Landlord’s good faith opinion, with the operation of the Property; and (E) Landlord shall not be obligated to enter into a lease with a replacement tenant who does not have, in Landlord’s good faith opinion, sufficient financial resources to fulfill all of the obligations required in connection with a lease of the Premises.

(8) If the trustee or the debtor in possession assumes this Lease under applicable bankruptcy law, it may assume and assign its interest in this Lease only if the proposed assignee first provides Landlord with (a) notice of such proposed assignment, setting forth (i) the name and address of the proposed assignee, its proposed use of the Premises, reasonably detailed character and financial references for such proposed assignee (including its most recent balance sheet and income statements, audited, if available, or otherwise certified as being true and correct) and any other information reasonably requested by Landlord, and (ii) the terms and conditions of such offer, all of which shall be given to Landlord by Tenant or such trustee no later than twenty (20) days after receipt by Tenant or such trustee of such offer, but in any event no later than ten (10) days prior to the date that Tenant or such trustee shall make application to a court of competent jurisdiction for authority and approval to assume this Lease and enter into such assignment; (b) Adequate Assurance of Future Performance (as hereinafter defined) of all of Tenant’s obligations under this Lease; and (c) Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any lease, mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound). Landlord shall have the option, to be exercised by notice to Tenant or such trustee given at any time prior to the date the application is filed for court approval of the assignment and assumption of this Lease to the proposed assignee, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commissions which may be payable out of the consideration to be paid by such proposed assignee for the assignment of this Lease.

(9) For purposes of Section 25.2(8) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(a) The proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease;

(b) If requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guaranty (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(c) The proposed assignee is of a character and financial worth such as is in keeping with the .standards of Landlord in those respects for the Property, the assignee’s tenancy is of the same quality as other tenants at the Property, and the purposes for which the proposed assignee intends to use the Premises are uses expressly permitted by and not prohibited by this Lease or prohibited by any other lease at the Property.

25.3 Remedying Defaults

Landlord shall have the right, but shall not be required, to pay such sums or perform such acts which require the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at the Default Rate, as Additional Rent.

25.4 Waiver.

(1) Failure on the part of Landlord or Tenant to complain of any action or inaction on the part of the other, no matter how long the same may continue, shall never be a waiver by Landlord or Tenant, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(2) Any waiver by Landlord of any provisions of this Lease must be in a writing signed by Landlord. In addition, Landlord’s acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default. No payment by Tenant or acceptance by Landlord of a lesser amount than the Base Rent, Additional Rent and all other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent, Additional Rent or other sum and to pursue any other remedy provided in this Lease.

25.5 Waiver of Jury Trial; Counterclaims

IN THE INTEREST OF SAVING TIME AND EXPENSE, LANDLORD AND TENANT HEREBY CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDING OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

26. LETTER OF CREDIT.

26.1 General Provisions. Simultaneously with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit’’), containing the terms required herein, in the face amount identified in Section 1 of this Lease (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued by a domestic bank having at least one office for accepting draws in the continental United States and otherwise reasonably acceptable to Landlord, permitting multiple and partial draws thereon, and otherwise in form and content reasonably acceptable to Landlord. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is sixty (60) days after the scheduled expiration date of the Term or any extension thereof If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of Section 26, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be reasonably acceptable to Landlord.

26.2 Drawings Under Letter of Credit.

(1) Landlord may, at any time and from time to time, without prejudice to any other rights or remedies, draw upon the Letter of Credit (a) to the extent necessary to cure or attempt to cure, in whole or in part, any Event of Default by Tenant hereunder; or (b) if the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of Section 26.

(2) No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any of the events described in Section 26.2(1) .

26.3 Use of Proceeds by Landlord. The proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease. Landlord shall deposit any unused proceeds in a separate account in the name of Landlord or its designee at a financial institution selected by Landlord in its sole discretion (the “LC Proceeds Account”). Landlord may apply funds from the LC Proceeds Account against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease. Tenant hereby grants Landlord a security interest in the LC Proceeds Account and agrees that, in addition to all other rights and remedies available to Landlord under applicable Law, Landlord shall have all rights of a secured party under the Commonwealth of Massachusetts Uniform Commercial Code with respect to the LC Proceeds Account. The LC Proceeds Account shall be under the sole control of Landlord. Tenant shall not have any right to direct the disposition of funds from the LC Proceeds Account or any other right or interest in the LC Proceeds Account. Tenant shall, at any time and from time to time, execute, acknowledge and deliver such commercially reasonable documents and take such actions as Landlord or the bank with which the LC Proceeds Account is maintained may reasonably request concerning the creation or perfection of the security interest granted to Landlord in (including Landlord’s control of) LC Proceeds Account or to effect the provisions of this Section 26.3. Photographic or other facsimile reproductions of this fully executed Lease may be made and delivered by Landlord, and may be relied upon by any person to the same extent as though the copy were an original. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

26.4 Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) Business Days thereafter, provide Landlord with additional letter(s)) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of Section 26, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable Event of Default by Tenant hereunder. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof or any interest in the LC Proceeds Account and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

26.5 Transfer of Letter of Credit. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten days after Landlord’s written request therefor.

26.6 Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security

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Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

26.7 Reduction of Letter of Credit Amount.

A. Provided that, as of the date of Tenant’s [***] (as hereinafter defined), (i) Tenant is not then in default of any of its obligations hereunder, (ii) Tenant has not been in default beyond applicable notice and cure periods of any of its obligations hereunder at any time prior to the date of Tenant’s [***] (such conditions (i) and (ii), the “Default Conditions”) and, (iii) either (a) [***], or (b) (such condition (iii), the “[***] Condition”), Tenant shall have the right, by written request given to Landlord (“Tenant’s [***]”) to reduce the Letter of Credit Amount to XXXXXXX Tenant’s [***] shall be accompanied by evidence reasonably satisfactory to Landlord that the [***] has been met. If Landlord determines that the Default Conditions and the [***] Condition have been satisfied, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a substitute Letter of Credit in the reduced amount and otherwise satisfying the conditions of Section 26, or an amendment to the Letter of Credit reducing it to the reduced amount.

B. Provided that, as of the date of Tenant’s Burn-Down Request (as hereinafter defined), (i) the Default Conditions are then being satisfied, (ii) the [***] Condition has been satisfied and (iii) Tenant shall then have a market capitaliation equal to or in excess of XXXXXXX for at least ten (10) consecutive Business Days (such condition (iii), the “Market Cap Condition”), Tenant shall have the right, by written request given on or after the applicable Reduction Date (as hereinafter defined) (“Tenant’s Burn-Down Request”) to reduce the Letter of Credit Amount to the amounts on the dates: (a) XXXXXXX effective as of the date twenty six (26) months after the Rent Commencement Date (“First Reduction Date”), (b) XXXXXXX effective as of fourth (4th) anniversary of the Rent Commencement Date (“Second Reduction Date”) and (c) XXXXXXX effective as of the sixth (6th) anniversary of the Rent Commencement Date (“Third Reduction Date”; the First Reduction Date, the Second Reduction Date and the Third Reduction Date are herein sometimes each referred to as a “Reduction Date”). Tenant’s Burn-Down Request shall be accompanied by Tenant’s most recent financial statements (audited, if available, or otherwise certified as being true and correct by Tenant’s chief financial officer). If Landlord determines that the Default Conditions, the [***] Condition and the Market Cap Condition have been met, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a substitute Letter of Credit in the reduced amount and otherwise satisfying the conditions of Section 26, or an amendment to the Letter of Credit reducing it to the applicable reduced amount.

C. Alternatively, provided that, as of the forty-eighth (48th) month after the Rent Commencement Date and the date of Tenant’s Burn-Down Request, (i) the Default Conditions are then being satisfied, (ii) the [***] Condition has been satisfied and (iii) Tenant shall then have a market capitalization equal to or in excess of XXXXXXX for at least ten (10) consecutive Business Days, Tenant shall have the right, by giving Tenant’s, Burn-Down Request on or after the Second Reduction Date , to reduce the Letter of credit Amount to XXXXXXX, effective as of the Second Reduction Date. In no event Shall the Letter of Credit Amount be Reduced to less than XXXXXXX pursuant to the foregoing provisions of this Section 26.

27.	NO LIENS.

Tenant agrees to discharge (either by payment or by filing of the necessary bond or otherwise) any mechanic’s, materialman’s or other lien or encumbrance against the Premises or the Property which arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment furnished, or alleged to have been furnished, to or for Tenant within ten (1 0) days after the same arises. If Tenant shall fail to so discharge such lien or encumbrance then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees, shall be repaid by Tenant to Landlord within ten (10) Business Days, together with interest thereon at the Default Rate. Any claim to, or lien upon, the Premises or the Property described herein shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the Property.

28.	FINANCIAL STATEMENTS.

Tenant acknowledges that the capability of Tenant to perform its financial obligations under this Lease is material to Landlord, and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents and warrants to Landlord that any financial statements previously furnished to Landlord were at the time given true and correct in all material respects, and that there have been no material changes thereto as of the date of this Lease (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term of this Lease). In addition, upon request, and within ten (10) days after written notice given by or on behalf of Landlord (which request shall not be made more than once in any calendar year provided Tenant is not in default under the Lease, or except in the event of a proposed capital transaction (i.e., a sale or refinancing of the Building or a capital investment in the Landlord entity), Tenant shall furnish Landlord with current financial statements (audited, if available, or otherwise certified as being true and correct by Tenant) reflecting Tenant’s current financial condition, provided that such documents shall be furnished only in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and all other applicable Laws.

29.	NOTICES.

All notices or other communications hereunder shall be in writing and shall be deemed to have been given (1) if delivered by hand, by messenger or by an express delivery service (FedEx, UPS, etc.), then if and when delivered (or if delivery is refused, when refused) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (2) if mailed, then on the third Business Day following the date on which such communication is deposited in the United States mails, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby). Notice by counsel to a party shall be deemed notice from such party.

If to Landlord:	SHIGO Center Plaza Owner, LLC
c/o Synergy Investments
10 Post Office Square, 14th Floor
Boston, MA 02109
Attention: Senior Director of Leasing

with a copy to:	Dain Torpy
745 Atlantic Avenue
Boston, MA02111
Attn: Center Plaza

If to Tenant:	And before the Commencement Date, then to:

Zafgen, Inc.
175 Portland Street, 4th Floor
Boston, MA02114
Attn: Patricia L. Allen

And on or after the Commencement Date, then to:

Zafgen, Inc.
3 Center Plaza
Boston, Massachusetts 02108
Attn: Patricia L. Allen

with a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn: Mitchell Bloom

30.	RULES AND REGULATIONS.

Tenant and Tenant Parties shall abide by the “Rules and Regulations” from time to time established by Landlord, it being agreed that Landlord shall have the right from time to time during the Term to make reasonable changes in and additions to the Rules and Regulations as Landlord deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Building and the Property and for the preservation of good order therein. The Rules and Regulations shall be generally applicable to all tenants of the Building of similar nature to the Tenant named herein. Landlord agrees that any such Rules and Regulations will be uniformly enforced; provided, however, that Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant if Landlord reasonably deems such waiver appropriate, but no such waiver shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from enforcing such Rules and Regulations against any or all tenants of the Building. In addition, Landlord shall not be liable to Tenant for violation of any such Rules and Regulations by any other tenant, its assignees, subtenants, agents, employees, contractors, licensees, invitees and guests. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations in effect as of the Effective Date are attached hereto as Exhibit D. Notwithstanding anything to the contrary in this Lease contained, Landlord agrees that it will not enforce said Rules and Regulations against Tenant in a discriminatory or arbitrary manner (recognizing that differing circumstances may justify different treatment).

31.	QUIET ENJOYMENT.

Subject to the terms, covenants and conditions of this Lease, on paying Base Rent and Additional Rent, and observing, keeping and performing all of the material terms, covenants and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall and may lawfully, peaceably and quietly enjoy the Premises during the Term and any extension thereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

32.	LANDLORD DEFAULT.

Landlord shall in no event be in default under this Lease unless and until Landlord shall neglect or fail to perform or observe any of its obligations under this Lease and such neglect or failure continues, after written notice given by or on behalf of Tenant to Landlord, for more than thirty (30) days (or such longer period as may be necessary to cure such default, provided that Landlord commences such cure within the thirty (30) day period and thereafter diligently pursues the same to completion).

33.	LIMITATION OF LIABILITY.

33.1 Tenant agrees to look solely to Landlord’s then equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor Landlord’s Agents nor any successor of Landlord nor any beneficiary, trustee, member, manager, partner, shareholder, officer, director, agent or employee of Landlord, Landlord’s Agents or any successor of Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have (1) to obtain injunctive relief against Landlord, Landlord’s Agents or any successor of Landlord, or (2) to take any action not involving the personal liability of Landlord, Landlord’s Agents or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s then equity interest in the Property.

33.2 In no event shall Landlord ever be liable to Tenant for any loss of profits, rents or other revenues, loss of business opportunity, loss of goodwill, loss of use, or for any form of punitive, special or other indirect or consequential damages, in each case however occurring.

34.	INDEPENDENT COVENANTS.

Tenant acknowledges and agrees that the obligations of Tenant hereunder (including the obligation to pay Base Rent, Additional Rent and other sums due hereunder) shall be separate and independent covenants and agreements, and shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. In no event shall Tenant have the right to terminate this Lease due to a default by Landlord except pursuant to an express provision of this Lease. Such waiver and acknowledgements by Tenant are a material inducement to Landlord entering into this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 34 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 34 shall control.

35.	SEVERABILITY.

If any provision of this Lease, or the application thereof, shall to any extent be invalid, illegal or otherwise unenforceable, the remainder of this Lease, and the application of such provisions other than as invalid, illegal or unenforceable, shall not be affected thereby; and such provisions of this Lease shall be valid and enforceable to the fullest extent permitted by applicable Laws.

36.	COSTS AND EXPENSES.

In the event of any litigation between Landlord and Tenant to enforce or interpret any provision of this Lease or to enforce any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees, through all appeals and in any bankruptcy proceedings.

37.	CONSENTS.

Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein) (except requests related to proposed Transfers, which shall be governed by Section 17.6 above), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including reasonable attorneys’ fees and costs, if any) in connection therewith.

38.	INTENTIONALLY OMITTED.

39.	SURRENDER OF PREMISES: HOLDING OVER.

39.1 Upon the expiration or earlier termination of this Lease, Tenant shall promptly surrender possession of the Premises to Landlord in good order, condition and repair and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear, casualty and condemnation. Tenant shall surrender to Landlord all keys, key cards, security and access codes to the Premises and make known to Landlord the combination of all combination locks which Tenant is required to leave on the Premises. For purposes of this Lease, the phrase

“reasonable wear and tear” constitutes that normal, gradual deterioration which occurs due to aging and ordinary use of the Premises despite reasonable and timely maintenance and repair, but in no event shall the aforementioned phrase excuse Tenant from its duty to maintain and repair the Premises as required by this Lease.

39.2 Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove (1) any Tenant’s Work, Alterations, and Tenant’s Systems that Tenant is required to remove pursuant to the terms, covenants and conditions of this Lease, and (2) all of Tenant’s Property. Tenant shall not remove Landlord’s Work (if any). Tenant shall, at its sole cost and expense, repair any damage caused by the removal of said Tenant’s Work, Alterations, Tenant’s Systems, and Tenant’s Property, and perform such other work as is reasonably necessary to restore the Premises to neat and clean condition and good order, condition and repair, excepting only reasonable wear and tear, casualty and condemnation. If Tenant fails to remove any of the foregoing items, such items shall be deemed conclusively to have been abandoned, and Landlord may either retain such items as its property or dispose of such items in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

39.3 If, after the expiration or earlier termination of this Lease, Tenant fails to surrender the Premises (or any portion of the Premises) in accordance with the provisions of this Lease, such occupancy shall be that of a tenancy at sufferance, in which event Tenant shall pay Landlord (1) as liquidated damages for such holding over alone, an amount, calculated on a per diem basis for each day of such unlawful retention, equal to one hundred fifty percent ( 150%) for the first thirty (30) days of such holdover (and two hundred percent (200%) thereafter) of the then current Annual Base Rent, for the time Tenant thus remains in possession, (2) all Additional Rent and other sums payable hereunder, and (3) all other damages, costs and expenses sustained by Landlord by reason of Tenant’s holding over. Without limiting any rights and remedies of Landlord resulting by reason of the wrongful holding over by Tenant, or creating any right in Tenant to continue in possession of the Premises, all Tenant’s obligations with respect to the use, occupancy and maintenance of the Premises shall continue during such period of unlawful retention. To the maximum extent enforceable by law, Tenant covenants and agrees to indemnify, defend, protect and save Landlord, together with (i) Landlord’s Agents and (ii) Landlord’s Insured Parties, from and against any and all claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of Tenant’s holding over, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits and any other consequential damages to Landlord resulting therefrom. The provisions of Section 39 shall survive the expiration or earlier termination of this Lease.

40.	BROKERS.

Except for the Broker(s) listed in Section 1 of this Lease, each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Lease, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Lease. Landlord will pay any commission due to the Broker(s) hereunder pursuant to its separate agreement with the Broker(s) hereunder subject to execution and delivery of this Lease by Landlord and Tenant. The provisions of this Section 40 shall survive the expiration or earlier termination of this Lease.

41.	OFAC.

Tenant and Landlord each represent, warrant and covenant to the other party that it is not a Restricted Party (as hereinafter defined), or entering into this Lease for or on behalf of a Restricted Party. As used herein, a “Restricted Party” shall mean (1) any individual, group, or entity named by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) as a terrorist or “Specially Designated National and Blocked Person” or (2) the government of any country or region subject to comprehensive U.S. sanctions. Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any individual, group or entity that is a Restricted Party. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity in order to comply with any legal requirement or applicable Laws. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 17, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 41, and it shall be reasonable for Landlord to refuse to approve a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 41 shall at Landlord’s election be an immediate Event of Default, without any notice and cure period. The provisions of this Section 41 shall survive the expiration or earlier termination of this Lease.

42.	GOVERNING LAW: JURISDICTION.

This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the Laws of the state in which the Property is located. Tenant hereby consents to the exclusive jurisdiction of the courts of the state in which the Property is located in any and all actions or proceedings arising under this Lease, and irrevocably agrees to service of process in accordance with Section 29 above.

43.	FORCE MAJEURE.

In the event that either party shall be delayed or hindered in or prevented from performing any acts required under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, fuel or power (which inability is not unique to the performing party), failure of power, restrictive Laws, riots, insurrection, acts of terrorism, war, fire or other casualty, flood, earthquake or other natural disaster, unusually adverse weather conditions, acts of God, or other reasons of a like nature not the fault of the performing party (each an event of “Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for such party’s performance of such act shall be extended for a period equivalent to the period of the delay. The provisions of this Section 43 shall in no event operate to excuse Tenant from the prompt payment of Base Rent or Additional Rent or excuse performance due to lack of funds. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payments, for delays in the collection of such proceeds or awards.

44.	LEASE NOT TO BE RECORDED.

44.1 Tenant agrees not to record this Lease, but, if required by applicable Law in order to protect Tenant’s interest in the Premises, Tenant may execute a so-called “notice of lease” or “memorandum of lease” in recordable form and complying with applicable Law, provided such notice of lease or memorandum of lease shall be subject to Landlord’s reasonable prior written approval. In no event shall such document set forth the Rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms, covenants and conditions of this Lease.

44.2 In addition, simultaneously with the recording of any notice of lease or memorandum of lease (or within ten (10) Business Days following Landlord’s written request therefor), Tenant agrees to execute and deliver, without charge, (a) a release of any document recorded in the real property records for the location of the Property evidencing this Lease or (b) a notice of termination of this Lease in recordable form, each of which shall be held in escrow by Landlord until the expiration or earlier termination of this Lease.

44.3 The obligations of Tenant under Section 44 shall survive the expiration or earlier termination of this Lease. Tenant’s failure to comply with the provisions of Section 44 shall, at Landlord’s option, be deemed an Event of Default hereunder.

45.	LEASE NOT BINDING UNTIL EXECUTED AND DELIVERED.

The submission of this Lease for examination and negotiation does not constitute an offer to lease, a reservation of the Premises, or an option for the Premises. The submission of this Lease for examination and negotiation shall vest no rights in any party. This Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant, regardless of any written or verbal representation of any agent, manager or employee of Landlord to the contrary.

46.	COUNTERPARTS: ELECTRONIC SIGNATURE.

This Lease may be executed in two (2) or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Lease by facsimile or PDF or other electronic means and agree and intend that a signature by facsimile or PDF or other electronic means shall bind the party so signing with the same effect as though the signature were an original signature.

47.	ENTIRE AGREEMENT; AMENDMENT AND MODIFICATION.

This Lease, including all Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, including all lease proposals, letters of intent and similar documents. This Lease may be modified only by a written agreement signed by both Landlord and Tenant.

48.	JOINT AND SEVERAL LIABILITY.

If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

Subject to the restrictions on Transfers set forth herein, the obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Landlord and each successive owner of the Property shall be liable only for obligations accruing during the period of its ownership or interest in the Property, and from and after the transfer by Landlord or such successive owner of its ownership or other interest in the Property, Tenant shall look solely to the successors in title for the performance of Landlord’s obligations hereunder arising thereafter.

50.	AUTHORITY.

Tenant represents, warrants and covenants to Landlord that (1) Tenant is duly formed, has legal existence, is in good standing, and is qualified to do business in the state in which the Building is located, (2) Tenant has full right, power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms, (3) the person or persons executing this Lease on behalf of Tenant are duly authorized to do so, and (4) neither execution and delivery of this Lease, nor compliance with the terms and provisions hereof, will violate any presently existing provision of Law or any presently existing regulation, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, or will conflict or be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of: or constitute a default under, any agreement, document or charter to which Tenant is a party or by which Tenant is bound. Landlord reserves the right to require Tenant to provide Landlord with certificates of legal existence and good standing, corporate resolutions, authority documents, and such other documents as Landlord may reasonably require evidencing the foregoing.

51.	CONFIDENTIALITY.

Tenant acknowledges and agrees that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; provided, however, that Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by Law (including but not limited to the rules and regulations of the Securities and Exchange Commission) or court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure) except where required by Law. Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. For the avoidance of doubt, Landlord acknowledges that Tenant is a public corporation required to disclose all material agreements in accordance with Laws including but not limited to filings with the U.S. Securities and Exchange Commission; this Section 51 shall in no circumstances apply to disclosures made by Tenant in compliance with Law. The consent by Landlord to any disclosure shall not constitute a consent by Landlord to any future disclosure.

52.	INTENTIONALLY OMITTED.

53.	TIME OF PERFORMANCE.

Except as otherwise expressly provided in this Lease, with respect to all required acts of Tenant, time is of the essence of this Lease.

54.	EXHIBITS.

Additional terms to this Lease, if any, are set forth in the Exhibits attached hereto, which are incorporated herein by reference as follows:

Exhibit A-1	Building Rendering
Exhibit A-2	Legal Description
Exhibit B	Plan of Premises
Exhibit C	Work Letter
Exhibit D	Rules and Regulations
Exhibit E	Cleaning Specifications
Exhibit F	Form of Commencement Agreement

55.	GUARANTY. INTENTIONALLY OMITTED.

56.	EXTENSION OPTION.

56.1 Extension Option. Provided that (1) Tenant shall not be in an Event of Default either at the time of the Extension Notice (as hereinafter defined) or at the commencement of the Extension Term (as hereinafter defined), (2) Tenant has not assigned this Lease or sublet the Premises (or any portion thereof), except with respect to a permitted Transfer pursuant to Section 17.1 (2) above, and (3) in the event of a permitted Transfer pursuant to Section 17.1 (2) above, any permitted Transferee occupies the Premises and has not further assigned this Lease or sublet the Premises (or any portion thereof), Tenant shall have one (1) option (the “Extension Option”) to extend the Term of this Lease for an additional sixty (60) months (the “Extension Term”). Tenant must exercise the Extension Option by providing written notice of election to Landlord (the “Extension Notice”) no more than fifteen (15) months and no less than twelve (12) months prior to the scheduled expiration of the Term of this Lease. The annual Base Rent for the Extension Term shall be one hundred percent (100%) of the Fair Market Base Rent (as hereinafter defined). If Tenant shall fail to send the Extension Notice within the time period herein provided, the Extension Option shall cease to exist and terminate, and Tenant shall have no further opportunity to exercise the Extension Option.

56.2 Fair Market Base Rent. As used herein, “Fair Market Base Rent” shall mean the annual Base Rent which Landlord could reasonably expect to obtain from a third party for the Premises if Landlord put the same on the market for lease for a term corresponding to the term offered hereunder, taking into account all relevant factors, including adjustments (if any) to the base years for Operating Expenses and Taxes, and the presence or absence of tenant fit-up costs, tenant improvement allowances, rent concessions, brokerage commissions, reasonable attorneys’ fees, and the like.

56.3 Rent Proposal. Fair Market Base Rent shall be determined as follows: Landlord shall, within thirty (30) days after receipt of the Extension Notice propose in writing to Tenant the Fair Market Base Rent to be paid by Tenant during the Extension Term (the “Rent Proposal”).

Tenant shall have fifteen (15) days from receipt of Landlord’s Rent Proposal to either accept or reject Landlord’s Rent Proposal. If Tenant objects to Landlord’s Rent Proposal, Tenant shall notify Landlord of such objection in writing (the “Objection Notice”). If Tenant shall fail to send the Objection Notice within the fifteen (15) day time period herein provided, Tenant shall be deemed to have accepted Landlord’s Rent Proposal.

56.4 Arbitration Process. If Tenant delivers the Objection Notice, Landlord and Tenant shall engage in discussions regarding the Fair Market Base Rent for a period of up to thirty (30) days. If Landlord and Tenant cannot agree within thirty (30) days, each party shall appoint a licensed real estate broker having at least ten (10) years’ experience leasing comparable commercial properties located in Downtown Boston where the Building is located (and upon the failure or refusal of Landlord or Tenant to make such appointment within twenty (20) days after the expiration of the thirty (30) day discussion period referenced above, the broker appointed by the other party shall determine the Fair Market Base Rent). The two brokers so appointed shall endeavor to reach an agreement as to what the Fair Market Base Rent should be; and if the two brokers cannot agree in writing as to what the Fair Market Base Rent should be at least thirty (30) days prior to the beginning of the applicable Extension Term, they shall appoint a third person who is a licensed real estate broker having at least ten (10) years’ experience leasing comparable commercial properties located in Downtown Boston where the Building is located, mutually acceptable to them, to act as the third broker. Landlord and Tenant shall each bear the cost of their respectively appointed brokers. Landlord and Tenant shall equally bear the cost of the third broker. The third broker shall be disinterested and shall not have represented Landlord or Tenant within the past five (5) years. The brokers selected by Landlord and Tenant shall each prepare their own determination of the figure that should be the Fair Market Base Rent (the “Proposed Determination”) and submit their respective Proposed Determinations in writing to the third broker promptly after the third broker is chosen. The third broker shall meet with the first two brokers to review and discuss the Proposed Determination submitted by each of them, and promptly thereafter issue his or her own determination in writing to Landlord and Tenant. The determination of the third broker shall be made on the basis of which Proposed Determination submitted by the first two brokers is closest to what the third broker believes the Fair Market Base Rent should be, and such determination of the third broker must be made only by his or her selecting one of the Proposed Determinations previously submitted in writing by the first two brokers. The determination of the third broker (or the determination mutually agreed to by the first two brokers, if such written agreement is reached by them before the selection of a third broker is required) shall be binding and conclusive on Landlord and Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall continue to be responsible for the payment of Rent and all other Lease obligations during the arbitration process described herein.

56.5 Lease Amendment. In the event Tenant properly exercises its Extension Option as described herein, Landlord and Tenant agree to enter into an amendment to this Lease incorporating the Extension Term into this Lease, but the failure of the parties to execute such an amendment shall have no effect on the effectiveness of the extension of the Term to include the Extension Term or the Fair Market Base Rent associated therewith.

56.6 No Transfer. Except with respect to a permitted Transfer in accordance with Section 17 .1(2) above, Tenant may not assign or otherwise transfer its interest or rights under Section 56, and any such purported transfer or attempted transfer shall be null and void, without effect, and shall terminate Tenant’s rights under Section 56.

57.	INTENTIONALLY OMITTED.

58.	PARKING GARAGE.

Subject to the terms and conditions contained in this Section 58 and elsewhere in this Lease, commencing on the Commencement Date, Tenant shall have a license to use, throughout the Term, as the same may be extended, up to 0.80 parking spaces per 1,000 rentable square feet leased by Tenant hereunder (the “Parking Ratio”), in the Parking Garage, which Landlord and Tenant acknowledge and agree shall mean up to fourteen (14) parking spaces on the Commencement Date. Tenant may increase or decrease the number of parking spaces licensed by Tenant hereunder (subject to the Parking Ratio) at any time upon at least sixty (60) days’ prior written notice to Landlord. All parking spaces licensed by Tenant hereunder shall be at the then Current market rate for the Center Plaza Parking Garage (the “Parking Garage”), which market rate is currently (a) $525.00 per space per month for unreserved spaces and (2) $620.00 per space per month for reserved spaces. Tenant acknowledges and agrees that the operator of the Parking Garage may rearrange the configuration of any parking spaces, and otherwise change or alter the Parking Garage in any manner whatsoever, so long as Tenant is not deprived of the use of the parking spaces to which Tenant is entitled pursuant to the Parking Ratio. Landlord does not assume any responsibility for, and shall not be liable for, any damage, loss or theft (of any nature whatsoever) to or of any automobiles or other vehicles, or any contents or other personal property located therein, while in or about the Parking Garage. Tenant shall make all payments of the monthly parking fee associated with the parking spaces licensed hereunder directly to the operator of the Parking Garage at such time, place, and manner as the operator of the Parking Garage may reasonably require. In no event may Tenant assign its rights hereunder with respect to the use of the parking spaces to any third party except with respect to a permitted Transfer in accordance with Section 17 above.

59.	ROOF USE.

Landlord hereby covenants to provide to Tenant, and Tenant will have the non-exclusive right of access to and use of, a portion of the surface area of the roof of the Building designated in writing by Landlord in its sole discretion (the “Rooftop Area”) to install and service a reasonable amount of telecommunication equipment and supplemental HVAC equipment (“Roof Use”); provided that Landlord shall have the right to grant similar access and use rights to other tenants.

In exercising Tenant’s right to use the Rooftop Area: (i) Tenant must first notify Landlord in writing and obtain Landlord’s written consent to the specific equipment and manner of installation; (ii) Tenant shall comply with all applicable laws, with any covenants, conditions and restrictions applicable to the Building, and with all requirements of any board of fire insurance underwriters or similar body and shall obtain any additional insurance coverage reasonably required by Landlord or otherwise required by governmental authorities in connection with Tenant’s Roof Use; (iii) the Roof Use shall not void any roof or other warranty applicable to the Building; (iv) such equipment shall be located and screened in a manner acceptable to Landlord; (v) such equipment shall be removed by Tenant upon surrender of the Premises (including repair of any damage caused by such removal); (vi) Tenant shall pay, annually in advance, to Landlord, any increases in Landlord’s insurance directly attributable to Tenant’s particular Roof Use; (vii) Landlord makes no representations, warranties or promises regarding the suitability of the Building’s roof for the Roof Use, and Tenant accepts the roof in its “as is” condition; (viii) the Roof Use shall not create any hazardous condition or interfere with or impair the operation of the

Building Systems or utilities or other systems or facilities for the Building (including communications equipment installed by Landlord or any other Building tenants), and shall not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building; (ix) the Roof Use shall be at Tenant’s sole cost and expense, including the cost of repairing all damage to the Buildings and any personal injury and/or property damage to the Building to the extent attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any of Tenant’s rooftop equipment or apparatus; (x) Tenant’s installation of any equipment or other property in the Rooftop Area, or its operation following the installation thereof, shall not interfere with the permitted uses by other tenants or occupants of their premises or of any antennae, communication dishes, or other improvements installed by such tenants or occupants in compliance with applicable Laws, and (xi) the Roof Use shall be solely in the ordinary course of Tenant’s business operations (and Tenant may not sublease, license or otherwise permit third parties to establish communications transmission facilities as part of Tenant’s Roof Use except as a right appurtenant to their subletting of the Premises or assumption of this Lease).

Notwithstanding the foregoing, if Landlord reasonably determines that the Tenant’s rooftop equipment is interfering with the equipment of other tenants of the Building placed on the roof in compliance with the terms of such tenant’s lease and Tenant’s rights hereunder, Landlord shall notify Tenant and shall afford Tenant not less than five (5) Business Days to cure such interference (or such shorter period as is reasonable under the circumstances relating to the impact of such interference on the equipment of such other tenants). Tenant shall not install any equipment or other property on the roof pursuant to this Section 59 without Landlord’s prior reasonable approval of the manner of such installation and detailed plans and specifications for such installation and all such installations shall be subject to the terms of this Lease applicable to Alterations. Any electric current necessary to operate the Tenant’s rooftop equipment shall be obtained by Tenant from the public utility furnishing electric to the Premises (or derived from the same separately metered service in the Premises) and Landlord shall have no obligation to furnish any electric current (or any other utilities) in connection therewith. Notwithstanding anything in this Section 2.3 to the contrary, Landlord shall have the right, at any time upon thirty (30) days’ prior written notice to Tenant indicating the relocation location and requirement, to require Tenant to relocate any of its rooftop equipment to such alternative rooftop location as is reasonably designated by Landlord in such notice. Such relocation shall be at Landlord’s sole cost and expense. If Tenant fails to comply with the terms of this Section 59 in the Roof Use, Landlord shall have the right to require Tenant to remove Tenant’s rooftop equipment that is not in compliance with Tenant’s Roof Use rights set forth in this Section 59, in which event such removal shall be at Tenant’s sole cost and expense.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed, as a document under seal, as of the date set forth above.

LANDLORD:

SHIGO Center Plaza Owner, LLC, a Delaware limited liability company

By:
David Greaney, Authorized Person

TENANT:

ZAFGEN, INC., a Delaware corporation

By:	/s/ Patricia L. Allen
Name:	Patricia L. Allen
Title:	CFO
Hereunto duly authorized

[COUNTERPART SIGNATURE PAGE]

EXHIBIT A-1

BUILDING RENDERING

[Omitted]

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION

[Omitted]

A-2-1

Execution Version

EXHIBIT B

PLAN OF PREMISES

[Omitted]

B-1

EXHIBIT C

WORK LETTER

[Omitted]

C-1

SCHEDULE A TO EXHIBIT C

CONCEPT PLAN

[Omitted]

C-1

EXIDBIT D

RULES AND REGULATIONS

[Omitted]

D-1

EXHIBIT E

CLEANING SPECIFICATIONS

[Omitted]

E-1

EXHIBIT F

FORM OF COMMENCEMENT AGREEMENT

[Omitted]

F-1

EXHIBIT B

INVENTORY OF EQUIPMENT

[Omitted]

B-1